UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Mercury Computer Systems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

October 17, 2008

Dear Shareholder:

Mercury Computer Systems, Inc. will hold a Special Meeting in Lieu of the Annual Meeting of Shareholders on November 17, 2008 beginning at 10:00 a.m., local time, at the offices of Goodwin Procter LLP, 53 State Street, Boston, Massachusetts 02109. We look forward to your attending either in person or by proxy, but please note that due to security procedures you will be required to show a form of picture identification to gain access to the offices of Goodwin Procter LLP if you plan to attend the special meeting. The enclosed notice of meeting, the proxy statement and the proxy card from our Board of Directors describe the proposals to be acted upon at the meeting.

The agenda for the meeting includes proposals regarding (1) the election of three Class II directors, and (2) the approval of the amendment and restatement of our 2005 Stock Incentive Plan. Our Board of Directors recommends that you vote FOR the election of its slate of nominees for director and FOR the approval of the amended and restated 2005 Stock Incentive Plan.

Please refer to the enclosed proxy statement for detailed information on each of the proposals. If you have any further questions concerning the meeting or the proposals, please feel free to contact us at (978) 256-1300. Your vote is important. Whether or not you expect to attend the meeting, your shares should be represented. Therefore, we urge you to complete, sign, date and promptly return the enclosed proxy card.

On behalf of the Board of Directors, we would like to express our appreciation for your continued interest in our company.

Sincerely yours,

Mark Aslett
President, Chief Executive Officer, and Director

MERCURY COMPUTER SYSTEMS, INC.

201 RIVERNECK ROAD

CHELMSFORD, MA 01824

(978) 256-1300

Notice of Special Meeting in Lieu of the

2008 Annual Meeting of Shareholders

To Be Held November 17, 2008

To Shareholders:

A Special Meeting in Lieu of the 2008 Annual Meeting of Shareholders of MERCURY COMPUTER SYSTEMS, INC. will be held on Monday, November 17, 2008 at 10:00 a.m., local time, at the offices of Goodwin Procter LLP, 53 State Street, Boston, Massachusetts 02109, for the following purposes:

1.	To elect three Class II directors nominated by the Board of Directors, each to serve for a three-year term and until his successor has been duly elected and qualified.

2.	To approve the amendment and restatement of the Mercury Computer Systems, Inc. 2005 Stock Incentive Plan.

3.	To consider and act upon any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

Proposal Number One relates solely to the election of three Class II directors nominated by the Board of Directors and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any shareholder of the Corporation.

The Board of Directors has fixed the close of business on September 26, 2008 as the record date for the meeting. All shareholders of record on that date are entitled to notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING IN PERSON. IF YOU ATTEND THE MEETING, YOU MAY CONTINUE TO HAVE YOUR SHARES VOTED AS INSTRUCTED IN THE PROXY CARD OR YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

By Order of the Board of Directors

ALEX A. VAN ADZIN Secretary

Chelmsford, Massachusetts

October 17, 2008

Appendix A—Amended and Restated 2005 Stock Incentive Plan

MERCURY COMPUTER SYSTEMS, INC.

201 RIVERNECK ROAD

CHELMSFORD, MA 01824

(978) 256-1300

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We are mailing this proxy statement, with the accompanying proxy card, to you on or about October 17, 2008 in connection with the solicitation of proxies by the Board of Directors of Mercury Computer Systems, Inc. (“Mercury”), for a special meeting in lieu of the 2008 annual meeting of shareholders to be held on November 17, 2008, and any adjournment or postponement of that meeting. The meeting will be held on Monday, November 17, 2008, beginning at 10:00 a.m., local time, at the offices of Goodwin Procter LLP, 53 State Street, Boston, Massachusetts 02109. You are invited to attend the meeting, and we request that you vote on the proposals described in this proxy statement. You do not need to attend the meeting in person to vote your shares. You may simply complete, sign, date and return your proxy card in order to have your shares voted at the meeting on your behalf.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of three Class II directors, each to serve for a three-year term and until his successor has been duly elected and qualified; and

•

Approval of the amendment and restatement of our 2005 Stock Incentive Plan (the “2005 Plan”), including an increase in the aggregate number of shares authorized for issuance under the 2005 Plan by 650,000 shares.

Who can attend and vote at the meeting?

Shareholders of record at the close of business on September 26, 2008 are entitled to attend and vote at the meeting. Each share of our common stock is entitled to one vote on all matters to be voted on at the meeting, and can be voted only if the record owner is present to vote or is represented by proxy. The proxy card provided with this proxy statement indicates the number of shares of common stock that you own and are entitled to vote at the meeting.

What constitutes a quorum at the meeting?

The presence at the meeting, in person or represented by proxy, of the holders of a majority of our common stock outstanding on September 26, 2008, the record date, will constitute a quorum for purposes of the meeting. On the record date, 22,706,962 shares of our common stock were outstanding. For purposes of determining whether a quorum exists, proxies received but marked “abstain” and so-called “broker non-votes” (described below) will be counted as present.

How do I vote by proxy?

If you properly fill in your proxy card and our transfer agent receives it in time to vote at the meeting, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. No postage is required if your proxy card is mailed in the United States in the return envelope that has been enclosed with this proxy statement.

If you sign, date and return the proxy card but do not specify how your shares are to be voted, then your proxy will vote your shares as follows:

•	FOR the election of the nominees for Class II director named below under “Proposal 1: Election of Class II Directors;”

•	FOR the approval of the amendment and restatement of our 2005 Plan; and

•	In the proxy’s discretion as to any other business which may properly come before the meeting or any adjournment or postponement of the meeting.

How do I vote if my shares are held by my broker?

If your shares are held by your broker in “street name,” you will need to instruct your broker concerning how to vote your shares in the manner provided by your broker. If your shares are held in “street name” and you wish to vote them in person at the meeting, you must obtain from your broker a properly executed legal proxy, identifying you as a Mercury shareholder, authorizing you to act on behalf of the broker at the meeting and specifying the number of shares with respect to which the authorization is granted.

What discretion does my broker have to vote my shares held in “street name”?

A broker holding your shares in “street name” must vote those shares according to any specific instructions it receives from you. If specific instructions are not received, your broker generally may vote your shares in its discretion, depending on the type of proposal involved. Under NASDAQ Global Select Market rules, there are certain matters on which brokers may not vote without specific instructions from you, such as the proposal regarding the amendment and restatement of the 2005 Plan. If such a matter comes before the meeting and you have not specifically instructed your broker how to vote your shares, your shares will not be voted on that matter, giving rise to what is called a “broker non-vote.” Shares represented by broker non-votes will be counted for purposes of determining the existence of a quorum for the transaction of business, but for purposes of determining the number of shares voting on a particular proposal, broker non-votes will not be counted as votes cast or shares voting.

Can I change my vote after I return my proxy card?

Yes. You may change your vote at any time before your proxy is exercised. To change your vote, you may:

•	Deliver to our Corporation Secretary a written notice revoking your earlier vote;

•	Deliver to our transfer agent a properly completed and signed proxy card with a later date; or

•	Vote in person at the meeting.

Your attendance at the meeting will not be deemed to revoke a previously-delivered proxy unless you clearly indicate at the meeting that you intend to revoke your proxy and vote in person.

How are votes counted?

•

Election of directors. The election of a nominee for director will be decided by a plurality of the votes cast. If you do not vote for a particular nominee, or you withhold authority for one or all nominees, your vote will have no effect on the outcome of the election.

•

Approval of amendment and restatement of 2005 Plan. The approval of the amendment and restatement of the 2005 Plan requires the favorable vote of a majority of the votes cast on the matter. Abstentions and broker non-votes, which are described above, will have no effect on the outcome of voting on this matter.

How is Mercury soliciting proxies?

We bear the cost of preparing, assembling and mailing the proxy material relating to the solicitation of proxies by the Board of Directors for the meeting. In addition to the use of the mails, certain of our officers and regular employees may, without additional compensation, solicit proxies in person, by telephone or by other means of communication. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares, and will reimburse those record holders for their reasonable expenses in transmitting this material.

PROPOSAL 1: ELECTION OF CLASS II DIRECTORS

Who sits on the Board of Directors?

Our by-laws provide for a Board of Directors of not fewer than three nor more than fifteen directors. Pursuant to Massachusetts law, the Board is divided into three classes, with each class nearly equal in number as possible. The Board of Directors currently consists of ten members, with Dr. Albert P. Belle Isle, Lee C. Steele and Dr. Richard P. Wishner serving as Class I directors; Mark Aslett, Dr. Gordon B. Baty, George W. Chamillard and Sherman N. Mullin serving as Class II directors; and James R. Bertelli, Russell K. Johnsen and Vincent Vitto serving as Class III directors.

The terms of the Class I, Class II and Class III directors expire in 2010, 2008 and 2009, respectively. With the expiration of its respective term, each class is nominated for election for a subsequent three-year term. We are proposing that the Class II nominees listed below, which include two incumbent directors and a new director nominee, be elected to serve terms of three years and in each case until their successors are duly elected and qualified or until they sooner die, resign or are removed.

Dr. Baty and Mr. Mullin have indicated that they wish to retire from the Board and, therefore, they are not standing for re-election at the annual meeting. In addition, Mr. Bertelli will be retiring from the Board as of November 17, 2008, the date of the annual meeting, and thereafter will no longer serve as a director of our company. As a result, following the election of the Class II directors at the annual meeting, the Board will consist of a total of eight directors.

Recommendation

The Board of Directors recommends a vote “FOR” the election of the Class II nominees listed below.

Information About the Directors

The persons named as proxies in the accompanying proxy card will vote, unless authority is withheld, for the election of the Class II nominees named below. We have no reason to believe that any of the nominees will be unavailable for election. However, if any one of them becomes unavailable, the persons named as proxies in the accompanying proxy card have discretionary authority to vote for a substitute chosen by the Board. Any vacancies not filled at the meeting may be filled by the Board.

The following information was provided by the director nominees and by each of the incumbent directors whose term will continue after the meeting.

Name	Age	Year First Elected a Director	Principal Occupation
Class II Directors—Nominated for a Term Ending in 2011:

Mark Aslett	40	2007	Mr. Aslett has served as our President and Chief Executive Officer since November 19, 2007. Prior to that, he was COO and CEO of Enterasys Networks from 2003 to 2006, and held various positions with Marconi plc and its affiliated companies, including executive vice president of marketing, vice president of portfolio management, and president of Marconi Communications—North America, from 1998 to 2002. Mr. Aslett has also held positions at GEC Plessey Telecommunications, as well as other telecommunications-related technology firms.

George W. Chamillard	69	2004	Mr. Chamillard served as Chairman of the Board of Directors of Teradyne, Inc., a supplier of automatic test equipment, from 2000 to his retirement in 2006. Mr. Chamillard served as Chief Executive Officer of Teradyne from 1997 to 2004, and as President of Teradyne from 1996 to 2003. Prior to being named as President of Teradyne, Mr. Chamillard served in various executive capacities at Teradyne.

William K. O’Brien	64	n/a

Mr. O’Brien served as Executive Chairman at Enterasys Networks from 2003 until his retirement in 2006. He served as Chief Executive Officer of Enterasys from 2002 to 2004. Prior to working at Enterasys, he worked for PricewaterhouseCoopers where he held several different senior management positions. Mr. O’Brien had over 33 years of experience in auditing and professional services while at PricewaterhouseCoopers.

Dr. Baty and Mr. Mullin, each of whom is currently a Class II director, are retiring from the Board and, thus, are not standing for re-election.

Name	Age	Year First Elected a Director	Principal Occupation
Class III Directors—Serving a Term Ending in 2009:

Russell K. Johnsen	54	2001	Mr. Johnsen was the Chairman and Chief Executive Officer of Sirific Wireless Limited, a provider of integrated circuits for the telecommunications market from 2007 until its acquisition by Icera in 2008. Prior to that, he co-founded and served as the CEO of the Occtane Group, a private company which developed and operated a proprietary network of interactive display terminals from 2005 to 2007. From 2003 through 2007, Mr. Johnsen was also President of Delumina, Inc., a technology investment and strategy consulting firm. From 1993 through 2002, Mr. Johnsen was with Analog Devices, Inc., a supplier of high performance analog, mixed signal, and digital signal processing integrated circuits. He served as the company’s Vice President of Corporate Business Development in 2002, and as the Vice President and General Manager of the Analog Devices Communications Products Division from 1993 to 2001. Prior to that he served in various senior management capacities at National Semiconductor Corporation.

Vincent Vitto	67	2006	Mr. Vitto served as President and Chief Executive Officer of The Charles Stark Draper Laboratory, Inc., a research and development laboratory, from 1997 to his retirement in 2006. Prior to that, he spent 32 years of increasing responsibility at MIT Lincoln Laboratory, a research and development laboratory, rising to Assistant Director for Surface Surveillance and Communications. Mr. Vitto also serves as Vice Chairman of the Defense Science Board.

Mr. Bertelli, who is currently a Class III director, will be retiring from the Board as of the date of the annual meeting, and thereafter will no longer serve as a director of our company.

Name	Age	Year First Elected a Director	Principal Occupation
Class I Directors—Serving a Term Ending in 2010:

Dr. Albert P. Belle Isle	65	1986	Dr. Belle Isle has been a private investor in technology-based companies since 1990. He is a director of NetClarity, Inc. (formerly known as PredatorWatch, Inc.), a software company for which he served as Chairman of the Board from 2003 to 2006. He was President of Custom Silicon, Inc., a semiconductor company, from 1983 to 1990. He was previously Vice President in charge of a division of Wang Laboratories, Inc., a computer company, from 1980 to 1983. Prior to that, he served in various technical and business management positions involving defense electronics during fifteen years with General Electric Company.

Lee C. Steele	59	2003	Mr. Steele has been a Financial Leadership Partner with Tatum LLC, an executive services and consulting firm, since 2002. From 2001 to 2002, he was Senior Vice President, Chief Financial Officer and Treasurer of ARIAD Pharmaceuticals, Inc., a development stage biopharmaceuticals firm. From 1994 to 2001, he was Vice President, Chief Financial Officer and Treasurer of American Science and Engineering, Inc., a manufacturer of high-technology security systems and medical devices. Prior to that, he was a consulting partner with Deloitte & Touche.

Dr. Richard P. Wishner	73	2003	Dr. Wishner has been associated both directly and as a consultant with the Defense Advanced Research Projects Agency (DARPA) since 1994, and served as Director of its Information Exploitation Office from 2001 through 2002. He has also served as an advisor to several government organizations including the Senate Select Committee on Intelligence Technical Advisory Group, the Defense Science Board, the Army Science Board, the National Geospatial-Intelligence Agency and the National Security Agency. Prior to joining DARPA, Dr. Wishner served briefly in the Office of the Secretary of Defense where he was Assistant Deputy Undersecretary of Defense (Advanced Technology) for Special Projects. He also served as Chief Executive Officer of Advanced Decision Systems, a privately-held artificial intelligence company, from 1979 to 1991.

CORPORATE GOVERNANCE

Independence

The Board of Directors has determined that a majority of the members of the Board should consist of “independent directors,” determined in accordance with the applicable listing standards of the NASDAQ Global Select Market as in effect from time to time. Directors who are also Mercury employees are not considered to be independent for this purpose. For a non-employee director to be considered independent, he or she must not have any direct or indirect material relationship with Mercury. A material relationship is one which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In determining whether a material relationship exists, the Board considers, among other things, the circumstances of any direct compensation received by a director or a member of a director’s immediate family from Mercury; any professional relationship between a director or a member of a director’s immediate family and Mercury’s outside auditors; any participation by a Mercury executive officer in the compensation decisions of other companies employing a director or a member of a director’s immediate family as an executive officer; and commercial relationships between Mercury and other entities with which a director is affiliated (as an executive officer, partner or controlling shareholder). In addition, the Board has determined that directors who serve on the Audit Committee must qualify as independent under the applicable rules of the Securities and Exchange Commission (“SEC”), which limit the types of compensation an Audit Committee member may receive directly or indirectly from Mercury and require that Audit Committee members not be “affiliated persons” of Mercury or its subsidiaries.

Consistent with these considerations, the Board has determined that all of the members of the Board are independent directors, except Mr. Aslett, who is also a Mercury executive officer, and Mr. Bertelli, who is a former executive officer of Mercury. The Board has also determined that Mr. O’Brien is independent in accordance with the applicable NASDAQ listing standards.

How are nominees for the Board selected?

Our Nominating and Governance Committee is responsible for identifying and recommending nominees for election to the Board. The committee will consider nominees recommended by shareholders if the shareholder submits the nomination in compliance with applicable requirements. The committee did not receive any shareholder nominations for election of directors at this year’s meeting. With respect to the nominees for Class II director standing for election at the meeting: (1) Mr. Chamillard was most recently re-elected as a Class II director at the special meeting in lieu of the 2005 annual meeting of shareholders; (2) Mr. Aslett was appointed to the Board on November 19, 2007 in connection with joining our company; and (3) Mr. O’Brien has been nominated for election as a Class II director by the Board upon the recommendation of the Nominating and Governance Committee. Mr. O’Brien was initially recommended to the Nominating and Governance Committee for election to the Board by Mr. Aslett.

When considering a potential candidate for membership on the Board, the Nominating and Governance Committee will consider any criteria it deems appropriate, including, among other things, the experience and qualifications of any particular candidate as well as such candidate’s past or anticipated contributions to the Board and its committees. At a minimum, each nominee is expected to have high personal and professional integrity and demonstrated ability and judgment, and to be effective, with the other directors, in collectively serving the long-term interests of our shareholders. In addition to these minimum qualifications, when considering potential candidates for the Board, the committee seeks to ensure that the Board is comprised of a majority of independent directors and that the committees of the Board are comprised entirely of independent directors. The committee may also consider any other standards that it deems appropriate, including whether a potential candidate has direct experience in our industry and whether such candidate, if elected, would assist in achieving a mix of directors that represents a diversity of background and experience. In practice, the committee generally will evaluate and consider all candidates recommended by our directors, officers and shareholders. The committee intends to consider shareholder recommendations for directors using the same criteria as potential nominees recommended by members of the committee or others.

Shareholders who wish to submit director candidates for consideration should send such recommendations to our Corporation Secretary at Mercury’s executive offices not fewer than 120 calendar days prior to the first anniversary of the date on which Mercury’s proxy statement for the prior year was released. Such recommendations must include the following information:

(1)	the name and address of record of the shareholder submitting the recommendation;

(2)	a representation that the shareholder is a record holder of our common stock, or if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(3)	the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate;

(4)	a description of the qualifications of the proposed director candidate that address the minimum qualifications described above;

(5)	a description of all arrangements or understandings between the shareholder and the proposed director candidate; and

(6)	the consent of the proposed director candidate to be named in the proxy statement and to serve as a director if elected.

Shareholders must also submit any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to SEC rules. See also the information contained elsewhere in this proxy statement under the heading “Shareholder Proposals for the 2009 Annual Meeting.”

Can I communicate with Mercury’s directors?

Yes. Shareholders who wish to communicate with the Board or with a particular director may send a letter to Mercury Computer Systems, Inc., 201 Riverneck Road, Chelmsford, Massachusetts 01824, attention: Corporation Secretary. The mailing envelope should contain a clear notation that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters should clearly state whether the intended recipients are all members of the Board or certain specified individual directors. The Corporation Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

What committees has the Board established?

The Board of Directors has standing Audit, Compensation, and Nominating and Governance Committees. As described above under the heading “Independence,” all of the members of the Audit, Compensation, and

Nominating and Governance Committees are deemed to be independent directors. Each of these committees acts under a written charter, copies of which can be found on Mercury’s website at www.mc.com on the “Investor Relations” page (which appears under the heading “About Us”) under “Corporate Governance.”

Audit Committee

The Audit Committee assists the Board in its oversight of management’s conduct of our accounting and financial reporting processes, including by providing oversight with respect to the financial reports and other financial information provided by our systems of internal accounting and financial controls, and the annual audit of our financial statements. The Audit Committee also reviews the qualifications, independence and performance of our independent registered public accounting firm, pre-approves all audit and non-audit services provided by such firm and its fees, and discusses with management and our independent registered public accounting firm the quality and adequacy of our internal control over financial reporting. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm, which reports directly to the Audit Committee. The Audit Committee also is responsible for reviewing and approving related person transactions in accordance with our written related person transaction policy.

During fiscal year 2008, the members of the Audit Committee were Mr. Steele (Chairman), Drs. Baty and Belle Isle and Mr. Vitto. The Board has determined that Mr. Steele qualifies as an “audit committee financial expert” under SEC rules.

Compensation Committee

The Compensation Committee is responsible for:

•	Setting the compensation of our executive officers;

•

Reviewing and approving employment agreements, consulting arrangements, severance or retirement arrangements and/or change in control arrangements or provisions covering any of our current or former executive officers;

•	Overseeing the administration of our equity-based and other long-term incentive plans;

•	Exercising any fiduciary, administrative or other function assigned to the committee under any of our health, benefit or welfare plans, including our 401(k) retirement savings plan; and

•	Reviewing the compensation and benefits for non-employee directors and making recommendations of any changes to our Board.

All of the independent directors on the Board annually review and approve the CEO’s corporate and personal objectives, and evaluate the CEO’s performance in light of those goals and objectives. Based on the foregoing, the Compensation Committee sets the CEO’s compensation, including salary, target bonus, bonus payouts, equity-based or other long-term compensation, and any other special or supplemental benefits, which is then subject to ratification by a majority of the independent directors on our Board. Our CEO annually evaluates the contribution and performance of our other executive officers, and the Compensation Committee sets their compensation based on the recommendation of our CEO. Our Senior Vice President, Organizational Development and Human Resources, and our compensation consultants also make recommendations to the Compensation Committee regarding compensation for our executives.

The Compensation Committee may delegate to the CEO the authority to grant equity awards under the 2005 Plan to individuals who are not subject to the reporting and other requirements of Section 16 of the Exchange Act or “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee may also delegate the administration of the health, benefit and welfare plans within the scope of its oversight to our corporate benefits and finance departments and to outside service providers, as appropriate.

Our Senior Vice President, Organizational Development and Human Resources, and our compensation consultants make recommendations to the Compensation Committee regarding compensation for non-employee directors. The Compensation Committee then recommends any changes in the compensation and benefits for non-employee directors to the full Board for its consideration and approval.

The Compensation Committee is authorized to obtain advice and assistance from independent compensation consultants, outside legal counsel and other advisors as it deems appropriate, at Mercury’s expense. The Compensation Committee has engaged Aon Consulting/Radford since 2005 to provide research and comparative market data on executive compensation and non-employee director compensation, plan design consulting, executive compensation consulting, and proxy statement consulting services. These consultants meet with the Compensation Committee, either with or without members of management in attendance, at the committee’s request.

During fiscal year 2008, the members of the Compensation Committee were Messrs. Chamillard (Chairman), Johnsen and Mullin and Dr. Wishner.

Nominating and Governance Committee

The Nominating and Governance Committee assists the Board in identifying individuals qualified to become Board members, and recommends to the Board persons to be nominated for election as directors by the shareholders at the annual meeting of shareholders or by the Board to fill vacancies. The committee has recommended the nominees for election at the meeting. In addition, the committee oversees the process by which the Board assesses its effectiveness. During fiscal year 2008, the members of the Nominating and Governance Committee were Drs. Belle Isle (Chairman) and Baty, Mr. Mullin and Dr. Wishner.

How often did the Board and committees meet in fiscal year 2008?

The Board of Directors met eleven times, and acted by unanimous written consent four times, during fiscal year 2008. The Audit, Compensation, and Nominating and Governance Committees met eight, twelve and two times, respectively, during the last fiscal year. All of the directors attended at least 75% of the meetings of the Board of Directors and committees of the Board on which they served.

Our independent directors regularly meet in executive sessions outside the presence of management. The independent directors met seven times during the last fiscal year in executive session without management present. All meetings, or portions of meetings, of the Board at which only independent directors were present were presided over by the lead independent director. The lead independent director currently is, and during fiscal year 2008 was, Russell K. Johnsen.

Does Mercury have a policy regarding director attendance at annual meetings of the shareholders?

Directors are strongly encouraged to attend the annual meeting of shareholders, or special meeting in lieu thereof; however, we do not have a formal policy with respect to attendance at shareholder meetings. All of the directors then in office attended the special meeting in lieu of the 2007 annual meeting of shareholders.

Does Mercury have a Code of Business Conduct and Ethics?

Yes. We have adopted a Code of Business Conduct and Ethics applicable to our officers, directors and employees. This code is posted on our website at www.mc.com on the “Investor Relations” page (which appears under the heading “About Us”) under “Corporate Governance.” We intend to satisfy our disclosure requirements regarding any amendment to, or waiver of, a provision of our Code of Business Conduct and Ethics by disclosing such matters on our website. Shareholders may request a copy of our Code of Business Conduct and Ethics free of charge by writing to Mercury Computer Systems, Inc., 201 Riverneck Road, Chelmsford, Massachusetts 01824, attention: Corporation Secretary.

Does Mercury have a written policy governing related person transactions?

Yes. We have adopted a written policy which provides for the review and approval by the Audit Committee of transactions involving Mercury in which a related person is known to have a direct or indirect interest and that are required to be reported under Item 404(a) of Regulation S-K promulgated by the SEC. For purposes of this policy, a related person includes: (1) any of our directors, director nominees or executive officers; (2) any known beneficial owner of more than 5% of any class of our voting securities; or (3) any immediate family member of any of the foregoing. In situations where it is impractical to wait until the next regularly-scheduled meeting of the committee or to convene a special meeting of the committee, the chairman of the committee has been delegated authority to review and approve related person transactions. Transactions subject to this policy may be pursued only if the Audit Committee (or the chairman of the committee acting pursuant to delegated authority) determines in good faith that, based on all the facts and circumstances available, the transactions are in, or are not inconsistent with, the best interests of Mercury and our shareholders.

DIRECTOR COMPENSATION

How are the directors compensated?

Directors who are also Mercury employees receive no additional compensation for serving on the Board of Directors. Each non-employee director receives an annual retainer of $55,000. In addition, the lead independent director and the chairman of the Audit Committee each receives an additional annual retainer of $15,000, the chairman of the Compensation Committee receives an additional annual retainer of $12,000, and the chairman of the Nominating and Governance Committee receives an additional annual retainer of $6,000. All of these retainers are paid in cash in quarterly installments. Directors are also reimbursed for their reasonable expenses incurred in connection with attendance at Board and committee meetings.

New non-employee directors are granted stock options to purchase 30,000 shares of common stock in connection with their election to the Board. These awards vest as to 50% of the shares covered by the award on each of the first two anniversaries of the date of grant, and expire seven years after the date of grant. Non-employee directors may also receive annual stock option awards at the discretion of the Compensation Committee. Beginning with fiscal year 2007, non-employee directors receive annual stock option awards to purchase 16,000 shares. These awards vest as to 50% of the shares covered by the award on the date of grant and as to the remaining covered shares on the first anniversary of the date of grant, and will expire seven years after the date of grant. All or a portion of such awards immediately vest upon the occurrence of a change in control of Mercury.

How were the non-employee directors compensated for fiscal year 2008?

The compensation paid to the non-employee members of the Board of Directors with respect to fiscal year 2008 was as follows:

Director Compensation—Fiscal Year 2008

Name	Fees Earned or Paid in Cash	Option Awards ($)(1)(2)	Total
Dr. Gordon B. Baty	$55,000	$91,576	$146,576
Dr. Albert P. Belle Isle	61,000	91,576	152,576
George W. Chamillard	67,000	91,576	158,576
Russell K. Johnsen	70,000	91,576	161,576
Sherman N. Mullin	55,000	91,576	146,576
Lee C. Steele	70,000	91,576	161,576
Vincent Vitto	55,000	172,583	227,583
Dr. Richard P. Wishner	55,000	91,576	146,576

(1)	This column represents the dollar amount we recognized for financial statement reporting purposes with respect to fiscal year 2008 related to stock option awards in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123R”), disregarding the estimate for forfeitures, and thus includes amounts for stock option awards granted in fiscal year 2008 as well as prior years. Additional information can be found in Note C to the consolidated financial statements included in Mercury’s annual report on Form 10-K for the fiscal year ended June 30, 2008.
(2)	The following table provides details regarding the grant date fair value of each stock option award granted to our non-employee directors in fiscal year 2008 and the aggregate number of shares subject to each non-employee director’s outstanding stock option awards as of June 30, 2008:

Name	FAS 123R Grant Date Fair Value	Shares Subject to Outstanding Options at Fiscal Year-End (#)
Dr. Gordon B. Baty	$89,035	67,952
Dr. Albert P. Belle Isle	89,035	67,952
George W. Chamillard	89,035	51,000
Russell K. Johnsen	89,035	74,520
Sherman N. Mullin	89,035	77,926
Lee C. Steele	89,035	60,500
Vincent Vitto	89,035	23,000
Dr. Richard P. Wishner	89,035	60,500

The grant date fair value of the stock option awards granted to non-employee directors in fiscal year 2008 has been calculated using the Black-Scholes option pricing model, based on the following assumptions: (a) expected life of option equal to five years; (b) expected risk-free interest rate of 3.4%, which is equal to the U.S. Treasury yield curve in effect at the time of grant for instruments with a similar expected life; (c) expected stock volatility of 39%; and (d) expected dividend yield of 0%.

PROPOSAL 2: APPROVAL OF AMENDMENT AND RESTATEMENT OF

MERCURY COMPUTER SYSTEMS, INC. 2005 STOCK INCENTIVE PLAN

At a meeting on October 10, 2008, the Board adopted, subject to the approval of our shareholders, an amendment and restatement of our 2005 Stock Incentive Plan. The amendment and restatement increases the aggregate number of shares authorized for issuance under the 2005 Plan by 650,000 shares and includes such other changes as summarized below.

Summary of Changes

When the 2005 Plan was initially approved, no new shares of common stock were authorized for the issuance of awards under the 2005 Plan. Rather, the maximum number of shares of our common stock reserved and available for issuance under the 2005 Plan was the sum of (1) the number of shares available under our 1997 Stock Option Plan (the “1997 Plan”) on September 14, 2005 (the date upon which the 2005 Plan was approved by the Board), or 1,960,304 shares, plus (2) any shares underlying grants under the 1997 Plan that are forfeited, are cancelled, expire or are terminated (other than by exercise) from and after September 14, 2005, less (3) any shares underlying grants made under the 1997 Plan from September 14, 2005 through November 14, 2005, subject to adjustment as set forth in the 2005 Plan. Based on this formula, as of November 14, 2005 (the date upon which the 2005 Plan was approved by our shareholders), the maximum number of shares of our common stock reserved and available for issuance under the 2005 Plan was 1,942,264 shares, plus any shares underlying grants under the 1997 Plan that are forfeited, are cancelled, expire or are terminated (other than by exercise) from and after that date.

As of September 30, 2008, there were 518,897 shares available for future grants under the 2005 Plan. Also as of that date, there were options to purchase a total of 3,520,114 shares outstanding under our equity compensation plans, with a weighted average exercise price of $16.03 and a weighted remaining contractual term of 5.87 years. In addition, as of September 30, 2008, 654,105 restricted stock awards were outstanding.

In order to be able to make anticipated grants, the Board has amended and restated the 2005 Plan to increase the number of shares authorized for issuance under the 2005 Plan by an additional 650,000 shares. Based solely on the closing price of our common stock as reported on the NASDAQ Global Select Market on October 10, 2008, the maximum aggregate market value of the additional 650,000 shares that could potentially be issued under the 2005 Plan is $4,491,500. The shares issued under the 2005 Plan will be authorized but unissued shares.

In order to address potential shareholder concerns regarding the number of options or stock awards we intend to grant in a given year, the Board commits to our shareholders that for fiscal years 2009 through 2011, we will not grant during such three fiscal years a number of shares subject to options or stock awards to employees or non-employee directors, such that the average number of shares granted in each of such fiscal years over such three-year period is greater than 4.8% of the average number of shares of our common stock that were outstanding at the end of each of such three fiscal years. This limitation shall not apply to awards settled in cash as opposed to the delivery of shares of our common stock, awards under plans assumed in acquisitions, and issuances under tax-qualified employee stock purchase plans and certain other tax-qualified plans. For purposes of calculating the number of shares granted in a fiscal year with respect to this commitment, stock awards will count as equivalent to 1.5 option shares.

In addition to the increase in the number of reserved shares, the amended and restated 2005 Plan also contains the following changes:

•	The maximum term for a stock option or stock appreciation right is now limited to seven years.

•

The maximum award of stock options or stock appreciation rights that can be granted to any one individual in a calendar year has been increased from 200,000 shares to 500,000 shares of common stock (subject to adjustments for stock splits or similar events).

•

The performance criteria used for performance awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code have been expanded. The performance criteria used in performance goals governing performance-based awards granted to covered employees may include any or all of the following criteria at the parent, subsidiary, business unit or business segment level as appropriate: (1) Mercury’s return on equity, assets, capital or investment; (2) pre-tax or after-tax profit levels; (3) bookings or revenue growth; (4) bookings or revenues; (5) operating income as a percentage of sales; (6) total shareholder return; (7) changes in the market price of the stock; (8) sales or market share; (9) earnings per share; (10) improvements in operating margins; (11) operating cash flow or free cash flow; (12) working capital improvements; and (13) design wins or entering into contracts with key customers.

•

The grant of any award other than an option or stock appreciation right will reduce the number of shares of common stock available for issuance under the 2005 Plan by 1.36 shares of common stock for each share actually subject to the award, instead of 1.75 shares of common stock as previously provided in the 2005 Plan.

•	The maximum number of shares that may be granted under the 2005 Plan in the form of incentive stock options has been increased from 1,960,304 shares to 2,610,304 shares of common stock.

•	The term of the 2005 Plan has been extended to November 17, 2018, ten years from the date of the 2008 shareholder meeting.

Recommendation

The Board of Directors recommends a vote “FOR” the approval of the amendment and restatement of the 2005 Plan.

The Board believes that stock options and other stock-based incentive awards can play an important role in the success of our company by encouraging and enabling the current employees, consultants, officers and non-employee directors and prospective officers and employees of Mercury and its subsidiaries upon whose judgment, initiative and efforts we largely depend for the successful conduct of our business to acquire a proprietary interest in our company. The Board anticipates that providing such persons with a direct stake in our company will assure a closer identification of the interests of participants in the 2005 Plan with those of Mercury and its shareholders, thereby stimulating their efforts on our behalf and strengthening their desire to remain with our company.

Summary of the Amended and Restated 2005 Plan

The following is a summary of certain major features of the amended and restated 2005 Plan. This summary is subject to the specific provisions contained in the full text of the amended and restated 2005 Plan, which is attached as Appendix A to this proxy statement.

Plan Administration.    The Compensation Committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2005 Plan. The Compensation Committee may delegate to our CEO or any other executive officers the authority to grant awards at fair market value to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act.

Eligibility and Limitations on Grants.    Persons eligible to participate in the 2005 Plan will be those full or part-time officers, employees, non-employee directors and other key persons (including consultants and prospective officers) of Mercury and its subsidiaries as selected from time to time by the Compensation Committee. Approximately 630 individuals are currently eligible to participate in the 2005 Plan.

The maximum award of stock options or stock appreciation rights granted to any one individual will not exceed 500,000 shares of common stock (subject to adjustment for stock splits and similar events) for any calendar year period. If any award of restricted stock or deferred stock granted to an individual is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, then the maximum award shall not exceed 300,000 shares of common stock (subject to adjustment for stock splits and similar events) to any one such individual in any performance cycle.

Effect of Grants.    The grant of any award other than an option or a stock appreciation right will reduce the number of shares of common stock available for issuance under the 2005 Plan by 1.36 shares of common stock for each such share actually subject to the award and will be deemed as an award of 1.36 shares of common stock for each such share actually subject to the award. The grant of an option or a stock appreciation right will be deemed as an award of one share of common stock for each such share actually subject to the award.

Stock Options.    The 2005 Plan permits the granting of (1) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and (2) options that do not so qualify. Options granted under the 2005 Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors and key persons. The option exercise price of each option will be determined by the Compensation Committee but may not be less than 100% of the fair market value of the common stock on the date of grant. Currently, the maximum number of shares that can be granted in the form of incentive stock options cannot exceed 1,960,304. As described above, the amended and restated 2005 Plan provides for an increase in this number by 650,000 shares, from 1,960,304 shares to 2,610,304 shares.

The term of each option will be fixed by the Compensation Committee and may not exceed seven years from the date of grant. The Compensation Committee will determine at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the Compensation Committee. Options may be exercised in whole or in part with written notice to Mercury.

Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the Compensation Committee, by delivery (or attestation to the ownership) of shares of common stock that are beneficially owned by the optionee. Subject to applicable law, the exercise price may also be delivered to Mercury by a broker pursuant to irrevocable instructions to the broker from the optionee.

To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.

Stock Appreciation Rights.    The Compensation Committee may award a stock appreciation right either as a freestanding award or in tandem with a stock option. The Compensation Committee may award stock appreciation rights subject to such conditions and restrictions as the Compensation Committee may determine, provided that (1) upon exercise of a stock appreciation right granted in tandem with an option, the applicable portion of any related option shall be surrendered and (2) stock appreciation rights granted in tandem with options are exercisable at such time or times and to the extent that the related stock options are exercisable. The term of each stock appreciation right may not exceed seven years.

Restricted Stock.    The Compensation Committee may award shares of common stock to participants subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals (as summarized below) and/or continued employment with Mercury through a specified restricted period. However, in the event awards made to employees have a performance-based goal, the restriction period will be at least one year, and in the event awards made to employees have a time-based restriction, the restriction period will be at least three years, but vesting can occur incrementally over the three-year period.

Deferred Stock Awards.    The Compensation Committee may award phantom stock units as deferred stock awards to participants. Deferred stock awards are ultimately payable in the form of shares of common stock and may be subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals (as summarized below) and/or continued employment with Mercury through a specified vesting period. However, in the event awards made to employees have a performance-based goal, the restriction period will be at least one year, and in the event awards made to employees have a time-based restriction, the restriction period will be at least three years, but vesting can occur incrementally over the three-year period. In the Compensation Committee’s sole discretion and subject to the participant’s compliance with the procedures established by the Compensation Committee and requirements of Section 409A of the Code, it may permit a participant to make an advance election to receive a portion of his or her future cash compensation otherwise due in the form of a deferred stock award.

Performance-based Awards.    To ensure that certain awards granted under the 2005 Plan, including awards of restricted stock and deferred stock, to a “Covered Employee” (as defined in the Code) qualify as “performance-based compensation” under Section 162(m) of the Code, the 2005 Plan provides that the Compensation Committee may require that the vesting of such awards be conditioned on the satisfaction of one or more of the performance criteria stated above. Subject to adjustments for stock splits and similar events, the maximum award of restricted stock or deferred stock (or combination thereof) granted to any one individual that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code will not exceed 300,000 shares of common stock (subject to adjustments for stock splits and similar events) for any performance cycle.

Detrimental Activity.    The Compensation Committee may cancel, rescind, suspend or otherwise limit any award to a participant if the participant engages in detrimental activities, including rendering services to a competitor of Mercury, disclosing confidential information without permission, refusing to assign inventions to Mercury, soliciting employees or customers of Mercury, engaging in an activity that results in a termination for cause, materially violating any internal policies of Mercury, or being convicted of, or pleading guilty to, a crime.

Tax Withholding.    Participants in the 2005 Plan are responsible for the payment of any federal, state or local taxes that we are required by law to withhold upon any option exercise or vesting of other awards. Subject to approval by the Compensation Committee, participants may elect to have the minimum tax withholding obligations satisfied either by authorizing us to withhold shares of common stock to be issued pursuant to an option exercise or other award, or by transferring to us shares of common stock having a value equal to the amount of such taxes.

Change in Control Provisions.    The 2005 Plan provides that upon consummation of a change in control of Mercury, 50% of the unvested awards of each grantee with a minimum of six months of service will automatically be fully vested. If such change of control is not approved by the Board, all of the outstanding awards will automatically become fully vested.

Amendments and Termination.    The Board may at any time amend or discontinue the 2005 Plan and the Compensation Committee may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. Any amendments that materially change the terms of the 2005 Plan, including any amendments that increase the number of shares reserved for issuance under the 2005 Plan, expand the types of awards available, materially expand the eligibility to participate in, or materially extend the term of, the 2005 Plan, or materially change the method of determining the fair market value of common stock, will be subject to approval by shareholders. Amendments shall also be subject to approval by our shareholders if and to the extent determined by the Compensation Committee to be required by the Code to preserve the qualified status of incentive options or to ensure that compensation earned under the 2005 Plan qualifies as performance-based compensation under Section 162(m) of the Code. In addition, except in connection with a reorganization or other similar change in the capital stock of Mercury or a merger or other transaction, without prior shareholder approval, the Compensation Committee may not reduce the exercise price of an outstanding stock option or stock appreciation right or effect repricing of an outstanding stock option or stock appreciation right through cancellation or regrants.

New Plan Benefits

It is not possible to state the persons who will receive options or awards under the 2005 Plan in the future, nor the amount of options or awards, which will be granted under the 2005 Plan. The following table provides information with respect to awards granted under the 2005 Plan in the fiscal year ended June 30, 2008. This table does not include any option grants made following the end of fiscal year 2008 as described in “Compensation Discussion and Analysis.”

	Options			Restricted Stock Grants
Name and Position	Dollar Value(1)	Number	Average Exercise Price	Dollar Value	Number
Mark Aslett	$1,112,940	200,000	$14.14	$1,615,990	114,285
President and Chief Executive Officer(2)

James R. Bertelli	—	—	—	—	—
Former Executive Chairman and former President and Chief Executive Officer

Robert E. Hult	149,995	25,000	15.10	—	—
Senior Vice President and Chief Financial Officer	109,376	28,000	8.62	—	—

Joel B. Radford	—	—	—	—	—
Former Vice President, Strategic Operations(3)

Mark F. Skalabrin	—	—	—	—	—
Former Senior Vice President and General Manager, Advanced Computing Solutions(3)

Didier M.C. Thibaud	121,095	31,000	8.62	—	—
Senior Vice President and General Manager, Advanced Computing Solutions

All executive officers as a group	2,164,630	469,000	11.13	1,615,990	114,285

All non-executive officer directors	712,282	128,000	14.14	—	—

Employees as a group (excluding executive officers)	2,029,549	557,400	10.05	1,667,835	149,750

(1)	The dollar value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model utilizing the following weighted-average assumptions: (a) expected risk-free interest rate of 3.37%; (b) expected option life of five years; (c) expected stock volatility of 43.87% for June 30, 2008; and (d) expected dividend yield of 0%.
(2)	These awards were made to Mr. Aslett in connection with his appointment as President and CEO of our company.
(3)	Messrs. Radford and Skalabrin departed Mercury following the end of fiscal year 2008.

Equity Compensation Plans

The following table sets forth information as of June 30, 2008 with respect to existing compensation plans under which equity securities of Mercury are authorized for issuance. The table does not include the additional shares proposed in the amended and restated 2005 Plan that is being submitted for shareholder approval at the meeting.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by shareholders(2)	3,732,671	(3)	$16.88	337,849	(4)
Equity compensation plans not approved by shareholders	—		—	—
Total	3,732,671		$16.88	337,849

(1)	Does not include outstanding unvested restricted stock or deferred stock awards.
(2)	Consists of Mercury’s 1997, 1998 and 2005 stock option plans and Mercury’s 1997 Employee Stock Purchase Plan, as amended (“ESPP”).
(3)	Does not include purchase rights under the ESPP, as the purchase price and number of shares to be purchased is not determined until the end of the relevant purchase period.
(4)	Includes 144,324 shares available for future issuance under the ESPP and 193,525 shares available for future issuance under the 2005 Plan. We are no longer permitted to grant awards under our 1997 and 1998 equity plans.

Tax Aspects Under the Code

The following is a summary of the principal federal income tax consequences of certain transactions under the 2005 Plan. It does not describe all federal tax consequences under the 2005 Plan, nor does it describe state or local tax consequences.

Incentive Options.    No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares of common stock issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (1) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (2) there will be no deduction for Mercury for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of common stock acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (a) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the option price thereof, and (b) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive option is paid by tendering shares of common stock.

If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Options.    No income is realized by the optionee at the time the option is granted. Generally (1) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares of common stock on the date of exercise, and we receive a tax deduction for the same amount, and (2) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

Parachute Payments

The vesting of any portion of an option or other award that is accelerated due to the occurrence of a change in control may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to Mercury, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Limitation on Mercury’s Deductions

As a result of Section 162(m) of the Code, our deduction for certain awards under the 2005 Plan may be limited to the extent that the CEO or other executive officer whose compensation is required to be reported in the summary compensation table receives compensation in excess of $1,000,000 a year (other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the Code). The 2005 Plan is structured to allow grants to qualify as performance-based compensation, as described above.

VOTING SECURITIES

Who owns more than 5% of our stock?

On September 26, 2008, there were 22,706,962 shares of our common stock outstanding. On that date, to our knowledge, there were five shareholders who owned beneficially more than 5% of our common stock. The table below contains information, as of the dates noted below, regarding the beneficial ownership of these persons or entities. The “Percent of Class” was calculated using the number of shares of our common stock outstanding as of September 26, 2008. Unless otherwise indicated, we believe that each of the persons or entities listed below has sole voting and investment power with respect to all of the shares of common stock indicated.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Royce & Associates, LLC(1)	2,617,360	11.5%
Barrow, Hanley, Mewhinney & Strauss, Inc.(2)	1,832,333	8.1
Renaissance Technologies LLC
James H. Simons(3)	1,797,400	7.9
Barclays Global Investors, N.A.
Barclays Global Fund Advisors
Barclay Global Investors, Ltd(4)	1,331,728	5.9
Dimensional Fund Advisors LP(5)	1,331,688	5.9

(1)	Based on a Schedule 13G filed with the SEC on January 30, 2008 reporting beneficial ownership as of December 31, 2007. The reporting entity’s address is 1414 Avenue of the Americas, New York, New York 10019.
(2)	Based on a Schedule 13G filed with the SEC on February 13, 2008 reporting beneficial ownership as of December 31, 2007. The filing reported sole voting power with respect to 781,900 shares, shared voting power with respect to 1,050,433 shares, and sole investment power with respect to 1,832,333 shares. The reporting entity’s address is 2200 Ross Avenue, Suite 3100, Dallas, Texas 75201.
(3)	Based on a Schedule 13G filed by Renaissance Technologies LLC and James H. Simons with the SEC on February 13, 2008 reporting beneficial ownership as of December 31, 2007. The address of the reporting persons is 800 Third Avenue, New York, New York 10022.
(4)	Based on a Schedule 13G filed by Barclays Global Investors, N.A., Barclays Global Fund Advisors, and Barclays Global Investors, Ltd, together with Barclays Global Investors Japan Trust and Banking Company, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG, with the SEC on February 5, 2008 reporting beneficial ownership as of December 31, 2007. The filing reported sole voting power with respect to an aggregate of 1,018,863 shares and sole investment power with respect to an aggregate of 1,331,728 shares for the reporting entities. The reporting entities’ addresses are 45 Fremont Street, San Francisco, California 94105; Murray House, 1 Royal Mint Court, London, EC3N 4HH England; Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-0012 Japan; Brookfield Place 161 Bay Street, Suite 2500, PO Box 614, Toronto, Canada, Ontario M5J 2S1; Level 43, Grosvenor Place, 225 George Street, PO Box N43, Sydney, Australia NSW 1220; and Apianstrasse 6, D-85774, Unterfohring, Germany.
(5)	Based on a Schedule 13G filed with the SEC on February 6, 2008 reporting beneficial ownership as of December 31, 2007. The reporting entity’s address is 1299 Ocean Avenue, Santa Monica, California 90401.

How much stock does each of Mercury’s directors and executive officers own?

The following information is furnished as of September 26, 2008, with respect to common stock beneficially owned by: (1) our directors (which also includes the two individuals who served as our chief executive officer during fiscal year 2008) and director nominee; (2) our chief financial officer and the three most highly compensated executive officers other than the chief executive officer and the chief financial officer; and (3) all directors and executive officers as a group. Unless otherwise indicated, the individuals named below held sole voting and investment power over the shares listed.

Name and Address of Beneficial Owner*	Number of Shares Beneficially Owned(1)	Percent of Class(1)
Mark Aslett(2)	176,785	*	*
Dr. Gordon B. Baty(3)	149,816	*	*
Dr. Albert P. Belle Isle(4)	90,952	*	*
James R. Bertelli(5)	919,583	4.0%
George W. Chamillard(6)	69,000	*	*
Russell K. Johnsen(7)	85,520	*	*
Sherman N. Mullin(8)	101,962	*	*
William K. O’Brien	0	0
Lee C. Steele(9)	80,500	*	*
Vincent Vitto(10)	46,000	*	*
Dr. Richard P. Wishner(11)	93,400	*	*
Robert E. Hult(12)	133,877	*	*
Joel B. Radford(13)	4,125	*	*
Mark F. Skalabrin(14)	110,595	*	*
Didier M.C. Thibaud(15)	168,501	*	*
All directors and executive officers as a group (20 persons)(16)	2,466,572	10.3

*	The address for each director and executive officer is c/o Mercury Computer Systems, Inc., 201 Riverneck Road, Chelmsford, Massachusetts 01824.
**	Less than 1.0%.
(1)	The number and percent of the shares of common stock with respect to each beneficial owner are calculated by assuming that all shares which may be acquired by such person within 60 days of September 26, 2008 are outstanding.
(2)	Includes (a) 12,500 shares owned by Mr. Aslett individually; (b) 50,000 shares which may be acquired by Mr. Aslett within 60 days of September 26, 2008 through the exercise of stock options; and (c) 114,285 restricted shares awarded to Mr. Aslett under our stock-based plans (as to which Mr. Aslett has sole voting power, but which are subject to restrictions on transfer).
(3)	Includes (a) 56,864 shares owned by Dr. Baty individually; (b) 75,952 shares which may be acquired by Dr. Baty within 60 days of September 26, 2008 through the exercise of stock options; and (c) 17,000 shares owned by Dr. Baty’s spouse, as to which Dr. Baty disclaims beneficial ownership.
(4)	Includes (a) 15,000 shares owned by Dr. Belle Isle individually; and (b) 75,952 shares which may be acquired by Dr. Belle Isle within 60 days of September 26, 2008 through the exercise of stock options. The shares referenced in clause (a) of the preceding sentence are held in a margin account at a brokerage firm, and the positions in such account are pledged as collateral security for the repayment of debit balances, if any, in such account.

(5)	Includes (a) 665,967 shares owned by Mr. Bertelli individually; (b) 229,585 shares which may be acquired by Mr. Bertelli within 60 days of September 26, 2008 through the exercise of stock options; (c) 11,631 restricted shares awarded under our stock-based plans (as to which Mr. Bertelli has sole voting power, but which are subject to restrictions on transfer); and (d) 12,400 shares owned by Mr. Bertelli’s spouse, as to which Mr. Bertelli disclaims beneficial ownership. The shares referenced in clause (a) of the preceding sentence are held in a margin account at a brokerage firm, and the positions in such account are pledged as collateral security for the repayment of debit balances, if any, in such account.
(6)	Includes (a) 10,000 shares owned by Mr. Chamillard individually; and (b) 59,000 shares which may be acquired by Mr. Chamillard within 60 days of September 26, 2008 through the exercise of stock options.
(7)	Includes (a) 3,000 shares owned by a family trust (as to which Mr. Johnsen has sole voting and investment power); and (b) 82,520 shares which may be acquired by Mr. Johnsen within 60 days of September 26, 2008 through the exercise of stock options.
(8)	Includes (a) 26,010 shares owned by a family trust (as to which Mr. Mullin shares voting and investment power); and (b) 75,952 shares which may be acquired by Mr. Mullin within 60 days of September 26, 2008 through the exercise of stock options.
(9)	Includes (a) 12,000 shares owned by Mr. Steele individually; and (b) 68,500 shares which may be acquired by Mr. Steele within 60 days of September 26, 2008 through the exercise of stock options.
(10)	Includes 46,000 shares which may be acquired by Mr. Vitto within 60 days of September 26, 2008 through the exercise of stock options.
(11)	Includes (a) 24,900 shares owned by a family trust (as to which Dr. Wishner has sole voting and investment power); and (b) 68,500 shares which may be acquired by Dr. Wishner within 60 days of September 26, 2008 through the exercise of stock options.
(12)	Includes (a) 13,866 shares owned by Mr. Hult individually; (b) 103,125 shares which may be acquired by Mr. Hult within 60 days of September 26, 2008 through the exercise of stock options; and (c) 16,886 restricted shares awarded to Mr. Hult under our stock-based plans (as to which Mr. Hult has sole voting power, but which are subject to restrictions on transfer).
(13)	Includes (a) 1,000 shares owned by Mr. Radford individually; and (b) 3,125 shares which may be acquired by Mr. Radford within 60 days of September 26, 2008 through the exercise of stock options.
(14)	Includes (a) 42,095 shares owned by Mr. Skalabrin individually; and (b) 68,500 shares which may be acquired by Mr. Skalabrin within 60 days of September 26, 2008.
(15)	Includes (a) 10,143 shares owned by Mr. Thibaud individually; (b) 134,440 shares which may be acquired by Mr. Thibaud within 60 days of September 26, 2008 through the exercise of stock options; and (c) 23,918 restricted shares awarded to Mr. Thibaud under our stock-based plans (as to which Mr. Thibaud has sole voting power, but no investment power).
(16)	Includes (a) 883,352 shares owned by directors and executive officers individually or by family trusts as to which each has sole voting and investment power; (b) 39,369 shares owned by directors and executive officers and their respective spouses (including family trusts) as to which each shares voting and investment power; (c) 1,308,431 shares which may be acquired within 60 days of September 26, 2008 through the exercise of stock options; (d) 206,020 restricted shares awarded to the executive officers under our stock-based plans (as to which each has sole voting power, but which are subject to restrictions on transfer); and (e) 29,400 shares owned individually by spouses of directors and executive officers, as to which the directors and executive officers disclaim beneficial ownership.

EXECUTIVE OFFICERS

Who are Mercury’s executive officers?

The following persons are our executive officers as of October 17, 2008:

Name	Position
Mark Aslett	President and Chief Executive Officer
Robert E. Hult	Senior Vice President, Chief Financial Officer, and Treasurer
Craig A. Saline	Senior Vice President, Organizational Development and Human Resources
Didier M.C. Thibaud	Senior Vice President and General Manager, Advanced Computing Solutions
Douglas F. Flood	Vice President, Corporate Development
Marcelo G. Lima	Vice President and General Manager and President of Mercury subsidiary, Visage Imaging, Inc.
Karl D. Noone	Vice President, Controller
Alex A. Van Adzin	Vice President, General Counsel, and Secretary

Where can I obtain more information about Mercury’s executive officers?

Biographical information concerning our executive officers and their ages can be found in Item 4.1 entitled “Executive Officers of the Registrant” in our annual report on Form 10-K for the fiscal year ended June 30, 2008, which item is incorporated by reference into this proxy statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Our executive compensation philosophy is to provide our executives with appropriate and competitive pay opportunities with actual pay heavily influenced by the attainment of corporate and individual performance objectives. Our compensation philosophy is intended to meet the following objectives:

•

Offer compensation opportunities that attract highly qualified executives, reward exceptional initiative and achievement, and retain the leadership and skills necessary to build long-term shareholder value.

•	Achieve our short-term and long-term strategic goals and values by aligning compensation with business objectives and individual performance.

To accomplish these objectives, we design our executive compensation programs to maintain a significant portion of an executive’s total compensation at risk, tied to both our annual and long-term financial performance and the creation of shareholder value.

We support a “pay-for-performance” philosophy by tracking performance and recognizing and rewarding employee contributions toward Mercury’s success. Our objective is to implement strategies for delivering compensation that are well structured, are competitive with the overall technology industry, apply pay-for-performance principles, and are appropriately aligned with Mercury’s financial goals and long-term shareholder value creation.

How We Determine Executive Compensation

The Compensation Committee has responsibility for our executive compensation philosophy and the design of our executive compensation programs. The Compensation Committee is primarily responsible for setting executive compensation, which in the case of both our CEO and Executive Chairman, is subject to ratification by a majority of the independent directors on our Board. Information about the Compensation Committee, including its composition, responsibilities and processes, can be found beginning on page 9 of this proxy statement.

The compensation of our executive officers is reviewed and approved by the Compensation Committee (with ratification of the CEO’s and the Executive Chairman’s compensation by the Board). The Compensation Committee analyzes all elements of compensation separately and in the aggregate. In addition to evaluating our executives’ contribution and performance in light of corporate and individual performance objectives, we also base our compensation decisions on market considerations. The Compensation Committee benchmarks our cash and equity incentive compensation against programs available to employees in comparable roles at peer companies. All forms of compensation are evaluated relative to the market median for our peer group. Individual compensation pay levels may vary from this reference point based on individual performance and other considerations, including an executive’s relative experience in a new position, the initial compensation levels required to attract qualified new hires, and the compensation levels required to retain highly qualified executives.

The Compensation Committee has engaged the services of Aon Consulting/Radford, or Radford, independent compensation consultants, to assist us in, among other things, applying our compensation philosophy for our executive officers and non-employee directors, analyzing current compensation conditions in the marketplace generally and among our peers specifically, and assessing the competitiveness and appropriateness of compensation levels for our executive officers. Representatives of Radford frequently attend meetings of the Compensation Committee, both with and without members of management present, and interact with members of our human resources department with respect to its assessment of the compensation for our executive officers.

In connection with its benchmarking efforts, the Compensation Committee considers data included in the Radford High-Technology Executive Survey among companies from which we may draw talent and also specific peer group data. In particular, during fiscal year 2007, Radford assisted us in defining a peer group of companies and collecting relevant market data from those companies for purposes of evaluating base salary and annual executive bonus compensation for our executive officers for fiscal year 2008. The following 18 companies were included in this peer group: Adaptec, Inc.; Aeroflex Incorporated; Anaren, Inc.; Argon ST, Inc.; Avanex Corporation; Cognex Corporation; DSP Group, Inc.; Electro Scientific Industries, Inc.; EMS Technologies, Inc.; Extreme Networks, Inc.; Hologic, Inc.; Kronos Incorporated; MRV Communications, Inc.; Radisys Corporation; STEC, Inc. (formerly known as SimpleTech, Inc.); Symmetricom, Inc.; Veeco Instruments Inc.; and Vicor Corporation. In determining the companies to be included in our peer group, we considered those companies that compete with us for executive talent based on a number of factors, including historical peer companies, equity market capitalization, revenue, geographic location, size of employee base, and industry sector.

The Compensation Committee annually reviews the companies included in the peer group and adds or removes companies as necessary to ensure that the peer group comparisons are meaningful. During fiscal year 2008, Radford assisted us in defining an updated peer group of companies. The following 16 companies are included in the updated peer group: American Science and Engineering, Inc.; Analogic Corporation; Anaren, Inc.; Argon ST, Inc.; Axsys Technologies, Inc.; Cognex Corporation; DSP Group, Inc.; Ducommun Incorporated; Electro Scientific Industries, Inc.; EMS Technologies, Inc.; Herley Industries, Inc.; MRV Communications, Inc.; MSC.Software Corporation; Radisys Corporation; Stratasys, Inc.; and Symmetricom, Inc. Data with respect to the updated peer group was considered by the Compensation Committee in determining equity award grants in June 2008.

We base our total compensation program not only on the application of corporate and individual performance considerations and competitive positioning against our peer group, but also through the application of CEO and Compensation Committee judgment. Our Board of Directors reserves the right to determine payouts under the portion of the CEO’s annual executive bonus tied to individual objectives without regard to previously-established goals if changes in Mercury’s business or strategy, or other extenuating circumstances, warrant such decision in the Board’s judgment. The CEO is afforded the same discretion in recommending bonus payouts to the other executive officers.

Our Elements of Total Compensation

Our total compensation program consists of fixed elements, such as base salary and benefits, and variable performance-based elements, such as annual and long-term incentives. Our fixed compensation elements are designed to provide a stable source of income and financial security to our executives. Our variable performance-based elements are designed to reward performance at three levels: individual performance, actual corporate performance compared to annual business goals, and long-term shareholder value creation.

We compensate our executives principally through base salary, performance-based annual incentives and equity awards. The objective of this three-part approach is to remain competitive with other companies in the same market for executive talent, while ensuring that our executives are given the appropriate incentives to deliver short-term results and at the same time create sustainable long-term shareholder value. The Compensation Committee has chosen to put a substantial portion of each executive’s total target compensation at risk, contingent upon the achievement of our annual operating plan, year-over-year revenue growth, and shareholder value creation.

Base salaries, target bonuses and equity awards for our executive officers (other than the CEO and the Executive Chairman) are recommended by the CEO, and reviewed and approved by the Compensation Committee. For the CEO and the Executive Chairman, these elements of compensation are set by the Compensation Committee, and are subject to ratification by a majority of independent directors on our Board.

Base Salary

In general, the Compensation Committee targets base salaries at levels that it believes are, on average, consistent with the median rate paid for equivalent positions by our peers. In addition, when the Compensation Committee annually considers executive base salaries, it takes into account each executive’s role and level of responsibility. In general, executives with the highest level and amount of responsibility have the highest percentage of their total target compensation at risk.

The median base salary increase for our named executive officers (other than the CEO and the Executive Chairman) for fiscal year 2008 from fiscal year 2007 was 8.5%. In determining the appropriate level of increase, the Compensation Committee considered the compensation for equivalent positions within our peer group of companies, and the desirability of aligning the compensation of executive officers with comparable responsibilities.

During fiscal year 2008, our CFO’s base salary was increased by 11.5% (from $260,000 to $290,000), to be more in line with our peer group and industry norms. The timing of such increase was made in connection with Mr. Hult’s agreement to postpone his retirement in order to remain with our company during the CEO transition.

Mr. Thibaud’s base salary was increased 14% (from $250,000 to $285,000), in recognition of the increase in his duties and responsibilities as Mercury’s Senior Vice President and General Manager, Advanced Computing Solutions, and in connection with his decision to relocate from France to the United States during fiscal year 2008.

Mr. Radford’s base salary was increased 5% (from $200,000 to $210,000) in recognition of his broadened responsibilities in connection with the reorganization of our Advanced Computing Solutions business unit.

During fiscal year 2008, two different individuals served as Mercury’s CEO. From July 1, 2007 through November 19, 2007, James R. Bertelli served as our CEO. On November 19, 2007, Mark Aslett was appointed CEO, and Mr. Bertelli thereafter served as Executive Chairman of the Board of Directors for the remainder of fiscal year 2008. Following the conclusion of fiscal year 2008, Mr. Bertelli retired as Executive Chairman of our company.

Mr. Bertelli’s base salary for fiscal year 2008 was the same as his base salary for fiscal year 2007. The Compensation Committee determined to maintain the same base salary for Mr. Bertelli in fiscal year 2008 because this level of base salary, together with the other components of his compensation program, provided total compensation for Mr. Bertelli that was consistent with the market median for our peer group. In addition, providing no increase in Mr. Bertelli’s base salary was consistent with the Compensation Committee’s philosophy of having a high percentage of the CEO’s total target compensation at risk. In connection with

Mr. Bertelli’s resignation as CEO and in recognition of the work required of Mr. Bertelli in his continuing role as Executive Chairman during the transition period, the Compensation Committee determined to maintain the same base salary for Mr. Bertelli for the remainder of fiscal year 2008.

In connection with Mr. Aslett’s appointment as CEO on November 19, 2007, the Compensation Committee reviewed the overall compensation program for the CEO position, including a review of compensation data provided by Radford, the Committee’s compensation consultant, and Heidricks & Struggles, an executive placement firm, for CEOs of technology companies comparable to Mercury. In addition, the Compensation Committee took into consideration Mr. Aslett’s previous compensation, his compensation relative to Mr. Bertelli’s compensation, and the highly competitive market for qualified CEO candidates. Following this review, the Compensation Committee established target total cash compensation for Mr. Aslett of $850,000, which was at approximately the 75th percentile for the CEO peer group. This total cash compensation included an initial annual base salary of $500,000, which will be reviewed annually by the Board. The remaining amount, or $350,000, was tied to the achievement of certain performance objectives as described below under “Annual Executive Bonus Program,” which is consistent with our philosophy of having a significant portion of the CEO’s total compensation at risk.

Annual Executive Bonus Program

Our annual executive bonus program is one of the variable performance-based elements of our overall compensation program. This bonus program provides additional cash compensation for our executive officers based on achieving the corporate and, where applicable, business unit goals contained in the annual operating plan that is approved by our Board of Directors around the beginning of the fiscal year, as well as individual objectives. Each executive officer’s annual bonus target is determined based on position, responsibilities and total target cash compensation, and may be subject to change from year to year.

The following table indicates for fiscal year 2008: (1) the target bonus for each named executive officer as a percentage of his base salary; (2) the percentage of the target bonus tied to corporate performance objectives; and (3) the percentage of the target bonus tied to individual performance objectives.

Named Executive Officer	Fiscal Year 2008 Target Bonus as a Percentage of Base Salary	Portion Related to Corporate Performance Objectives	Portion Related to Individual Performance Objectives
Mark Aslett	70%	60%	40%
James R. Bertelli	70	60	40
Robert E. Hult	50	60	40
Joel B. Radford	40	60	40
Mark F. Skalabrin	50	20	80
Didier M.C. Thibaud	50	20	80

As indicated above, for our executive officers who are directly responsible for a business unit (such as Mr. Thibaud and Mr. Skalabrin), we allocate a smaller percentage of the performance objectives to overall corporate performance, as we believe that it is important for these executives to focus primarily on the performance of their individual business units which is captured in their individual performance objectives. For our other executive officers, we allocate a majority of their bonus potential to the achievement of overall corporate performance objectives, which are based on the achievement of revenue and non-GAAP operating income targets in the operating plan for the fiscal year (we calculate non-GAAP operating income by excluding from GAAP operating income the impact of: stock-based compensation expense; amortization of acquired intangible assets; in-process research and development expenses; impairment of goodwill and long-lived assets; restructuring charges; sales of long-lived assets; inventory writedowns; tax valuation allowances; and the difference between GAAP and non-GAAP tax benefits). For fiscal year 2008, the corporate revenue target was $235.7 million.

The corporate performance portion of the annual executive bonus program would become payable only if our non-GAAP operating income as a percentage of sales revenue for the fiscal year met the target in the Operating Plan for fiscal year 2008, which was 3%. Assuming this performance measure was achieved, payout of the corporate performance bonus began when a threshold of 85% of the revenue target was achieved, at which point 40% of the portion of the corporate performance bonus tied to that objective was earned. The amount payable with respect to the particular revenue target increased in relation to revenue performance until 100% of the revenue target was achieved, at which point 70% of the portion of the corporate performance bonus tied to that objective was earned. The amount payable with respect to the particular revenue target continued to increase in relation to revenue performance until 110% of the revenue target was achieved, at which point 100% of the portion of the corporate performance bonus tied to that objective was earned. The Compensation Committee reserves the right to vary from year to year the percentages of the target corporate bonus earned upon achievement of the threshold, target and maximum revenue objectives.

The threshold targets for the corporate performance portion of the annual executive bonus program for fiscal year 2008 were not met, and therefore no corporate performance bonuses were paid under the terms of the annual executive bonus program for fiscal year 2008, with the exception of the incoming CEO. Mr. Aslett received a bonus payment of $140,000 related to the corporate financial portion of his bonus target for achieving the revenue and earnings guidance published by Mercury in January 2008 for the remainder of the fiscal year. This amount represented a pro-rated portion of his bonus target based on the eight months during which he was an employee of Mercury in fiscal year 2008.

Individual objectives for our executive officers (other than the CEO and the Executive Chairman) are established by our CEO after consultation with the affected executive officers and review by the Compensation Committee. These individual objectives are intended to focus the executive’s actions for the following fiscal year in line with our operating plan. At the end of the fiscal year, the CEO measures individual achievement for an executive officer by comparing actual performance of the executive to the previously established goals. The CEO is permitted to change an executive officer’s individual objectives, or recommend a payout without regard to previously-established goals, if changes in our business or strategy, or other extenuating circumstances, warrant such decision in the CEO’s judgment. At the end of the fiscal year, the CEO reports to the Compensation Committee on the executive officers’ achievement of individual objectives, and the Compensation Committee approves the payout of the individual objective bonuses to our executive officers (other than the CEO and the Executive Chairman), based on the CEO’s recommendation.

Individual objectives for our executive officers (other than the CEO and the Executive Chairman) for fiscal year 2008 generally related to design wins, product development, customer satisfaction targets, operational improvement initiatives, and talent retention and development. The individual objectives for the leaders of our business units also included certain financial performance targets for those business units, including business revenue and non-GAAP operating income.

The individual objectives for our CEO are established by the independent directors on our Board, generally around the beginning of the fiscal year. At the end of the fiscal year, all the independent directors evaluate the

CEO’s performance in light of the previously-established goals, and based on that review, the Compensation Committee approves the payout of the CEO’s individual objective bonus, which is subject to ratification by a majority of the independent directors on our Board. Mr. Bertelli’s individual objectives for fiscal year 2008 related to succession planning, oversight of one of our emerging businesses, and Board/management communications. Mr. Aslett’s company financial performance and individual objectives for fiscal year 2008, which were established by the independent directors in February 2008, related to (1) the satisfactory development of Strategic Operating Plans for fiscal year 2009 and beyond, and (2) the achievement of the revenue and earnings guidance published by Mercury following the second quarter for the remainder of fiscal year 2008.

The individual objectives portion of our executive officers’ target bonuses may be earned irrespective of whether the threshold for payment of the corporate performance bonuses has been achieved or whether corporate performance bonuses have been earned.

Our named executive officers received payments under the annual executive bonus program for fiscal year 2008 ranging from 85% to 100% of their respective individual objective bonus targets as follows: Messrs. Bertelli, Aslett and Hult, 100%; Messrs. Thibaud and Skalabrin, 87.5%; and Mr. Radford, 85%. Based on the achievement of his individual objectives, Mr. Aslett received a bonus payout of $93,333, representing a pro-rated portion of his bonus target based on the eight months during which he was an employee of Mercury in fiscal year 2008.

Long-Term Incentive Plan

Certain of our executive officers participated in our Long-Term Incentive Plan, or LTIP. Participants were eligible to receive awards under the LTIP if Mercury’s operating income as a percentage of sales revenue and revenue growth year-over-year met or exceeded threshold targets established by the Compensation Committee around the beginning of each fiscal year. Awards under the LTIP were payable 50% in cash, with the remaining 50% of each award payable in the form of restricted stock or restricted stock units.

The LTIP was intended to create an incentive in addition to our annual executive bonus program in order to attract and retain senior executives and other key employees who would contribute to our future success. The difference between the annual executive bonus program and the LTIP was that the LTIP revenue targets were “stretch” goals above the targets in Mercury’s Operating Plan for the fiscal year and were not achievable absent superior corporate performance.

For fiscal year 2008, each of our named executive officers participated in the LTIP. Participation in the LTIP by each of Mr. Bertelli and Mr. Aslett was approved by the Compensation Committee and ratified by a majority of the independent directors on the full Board. Participation by the other executive officers was recommended by our CEO and approved by the Compensation Committee. The amount of each participant’s target bonus under the LTIP was the same as his target bonus under our annual executive bonus program.

The LTIP’s performance targets for fiscal year 2008 were initially set by the Compensation Committee in June 2007. However, due to particular performance challenges in fiscal year 2008 and related retention issues, the Compensation Committee decided to set lower targets for the LTIP in September 2007. The revised performance targets for fiscal year 2008 were as follows: (1) non-GAAP operating income as a percentage of sales revenue of 5%; (2) target sales revenue of $250 million, which is equal to approximately 111.75% of actual sales revenue for fiscal year 2007; and (3) threshold sales revenue of $249.3 million, which is equal to the sum of the target sales revenue set forth in our fiscal year 2008 Operating Plan and 95% of the difference between such target sales revenue and the target sales revenue under the LTIP as described in clause (2). None of the threshold performance targets were met, and therefore no payments were made under the LTIP for fiscal year 2008.

Effective July 1, 2008, the Compensation Committee eliminated the LTIP as a separate plan, and incorporated into the annual executive bonus program the payment of annual bonuses and stock awards with higher payouts associated with the achievement of “stretch” targets. The Compensation Committee continues to believe that executives should be rewarded for superior corporate performance; however, the Committee believes that rewarding executives for this level of performance through the annual executive bonus program will provide the means to make better market comparisons of incentive compensation with our peer companies. As a result, for fiscal year 2009, the target award as a percentage of base salary for the CEO under the annual executive bonus program will be 100%; for Senior Vice Presidents will be 50 to 60%; and for Corporate Vice Presidents will be 40 to 50%. Also, for fiscal year 2009, the bonus components of the annual executive bonus program will be 75% for corporate performance objectives and 25% for individual performance objectives.

Discretionary Bonus Pool

The Compensation Committee believed that it was appropriate to create a special, one-time discretionary bonus pool for Mercury employees for fiscal year 2008 because of the unusual circumstances in that year, including a new CEO and a significant change in the strategic direction of our company, as well as related retention issues. As a result, the Compensation Committee approved a $400,000 bonus pool for participants in our annual and semi-annual bonus programs. The bonus pool was allocated among approximately 175 Mercury employees based upon input from our CEO and taking into account factors such as individual performance and retention requirements. Only two of our named executive officers received discretionary bonus payouts ($58,583 for Mr. Hult and $19,191 for Mr. Thibaud), with the remaining 80% of the bonus pool, or $322,226, being paid to other Mercury employees.

Equity Compensation

We believe that compensation in the form of Mercury stock should be a significant portion of our executive officers’ total compensation. Equity compensation creates a unique link between the creation of shareholder value and an executive’s long-term wealth accumulation opportunity. Our 2005 Stock Incentive Plan allows for several types of equity instruments, including stock options, stock appreciation rights, restricted stock and deferred stock awards. The Compensation Committee determines which instruments to use on a grant-by-grant basis. When approving equity awards for an executive officer, the Compensation Committee considers the executive’s current contribution to Mercury, the anticipated contribution to meeting Mercury’s long-term strategic performance goals, and industry practices and norms. Long-term incentives granted in prior years, existing levels of stock ownership by executive officers, and aggregate grants to all executive officers are also taken into consideration.

The Compensation Committee has adopted an equity compensation awards policy that describes how equity awards are granted. Awards are granted by the Compensation Committee, subject to the following:

•	any award granted to the CEO is subject to ratification by a majority of the independent directors on the full Board; and

•

the Compensation Committee may delegate to the CEO the authority to grant awards to other employees (other than our executive officers or other persons deemed to be “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code), subject to guidelines that are included in any such delegation.

The equity compensation awards policy provides pre-established monthly grant dates for new hires, as well as quarterly grant dates. New-hire grants are made with an effective date of the 15th of each month, or if not a business day, the next succeeding business day. Quarterly grants are made with an effective date of the 15th of February, May, August or November, or if not a business day, then the next succeeding business day. Awards are made on these pre-established dates regardless of whether the Compensation Committee, the Board or the CEO is then in possession of material, non-public information. This policy is not intended to time the grant of equity awards in coordination with such information.

Under the equity compensation awards policy, the Compensation Committee may also grant equity awards having an effective date other than a pre-established new-hire or quarterly grant date if the Committee determines in good faith that such award is advisable and in the best interests of Mercury and so long as the Committee believes, in good faith, that neither the members of the Committee nor the grantee is then in possession of material, non-public information concerning Mercury. Grants are made by the Compensation Committee only at a meeting of the Committee, which must occur on or prior to (but not after) the grant date applicable to such awards. Grants to the CEO are ratified by the independent directors only at a meeting of the Board, which must occur on or prior to (but not after) the grant date applicable to such award. Grants made by the CEO pursuant to delegated authority are evidenced by a grant document that must be signed and dated by the CEO on or prior to (but not after) the grant date applicable to such awards.

In connection with his appointment as CEO, we granted Mr. Aslett an option to purchase 200,000 shares of our common stock, and 114,285 shares of restricted stock. Both the option award and the restricted stock vest in four equal annual installments, commencing on the first anniversary of the grant date. The mix of stock options (which have value only if our share price increases) and restricted stock (which has immediate value upon vesting) and the vesting schedules for the awards were selected to enhance retention in the nearer term and at the same time provide incentives to Mr. Aslett over the longer term based on shareholder value creation. In determining these initial equity awards for Mr. Aslett, the Compensation Committee considered previous equity awards to Mercury’s CEO, the highly competitive market for qualified CEO candidates, and relevant benchmarking data. This data indicated that the overall size of these initial equity awards to Mr. Aslett (314,285 shares, or approximately 1.4% of our outstanding shares) was about the median of grants made to new CEOs.

In connection with his decision to postpone his retirement and assist in the transition of the new CEO, we granted Mr. Hult an option to purchase 25,000 shares of our common stock, exercisable in two equal installments, commencing on the first anniversary of the grant date. This grant was made in recognition of the fact that, while his retirement was pending, Mr. Hult had not received the same level of equity compensation that he would have received in his role as an executive officer.

On June 10, 2008, we granted stock option awards to each of our named executive officers and other key employees (other than the CEO and the Executive Chairman). Following a major restructuring of Mercury, the Compensation Committee determined that it was in the best interests of Mercury to grant these awards prior to the beginning of fiscal year 2009 in order to enhance retention. These awards to the named executive officers are described in the Outstanding Equity Awards at Fiscal Year-End Table on page 41 of this proxy statement.

Subsequent to fiscal year 2008, on August 21, 2008, we granted a stock option award to Mr. Aslett to purchase 175,000 shares of our common stock, consisting of an annual grant of 75,000 option shares and an incremental grant of 100,000 option shares. The Compensation Committee recommended, and the independent directors approved, the incremental grant to Mr. Aslett for incentive and retention purposes. Additional information concerning this stock option award to Mr. Aslett will be included in our proxy statement for our 2009 annual meeting of shareholders.

Employee Benefits

We offer employee benefit programs that are intended to provide financial protection and security for our employees and to reward them for the total commitment we expect from them in service to Mercury. All of our named executive officers are eligible to participate in these programs on the same basis as our other employees. These benefits include the following: (1) medical, dental and vision insurance, with employees sharing a percentage of the cost that may be adjusted from year to year; (2) company-paid group life and accident insurance of one times base salary (up to $350,000); (3) employee-paid supplemental group life and accident insurance up to five times base salary (up to $400,000); (4) short- and long-term disability insurance; (5) a qualified 401(k) retirement savings plan with a 50% company match up to 6% of base pay; and (6) an employee stock purchase plan, which entitles participants to purchase our common stock at a 15% discount.

Supplemental Life and Long-Term Disability Insurance

We provided our senior executives with an opportunity to participate in a supplemental life insurance program to support long-term wealth accumulation through the cash value build up under whole life insurance policies from the participant’s entry date into the program to retirement (projected at age 65 for purposes of determining the amount of insurance to be purchased). Based on the participant’s age upon entry into the program and his insurability, the targeted cumulative cash value build up at age 65 was approximately $1,000,000.

During the first four years of participation in the program, Mercury owned the participant’s life insurance policy and paid the premiums on that policy. During this period, a benefit generally equal to one times the participant’s total annual cash compensation target was payable to the participant’s designated beneficiaries in the event of the participant’s death, with any remaining portion of such death benefit payable to Mercury. After four years of participation in the program, ownership of the life insurance policy was transferred to the participant. As owner of the policy, the cumulative cash value build up was available to the participant, subject to the terms of the policy, and the participant also directed payment of the full amount of the death benefit to his or her designated beneficiaries. After transfer of ownership of the policy, Mercury continued to pay the premiums on the policy as long as the participant remained employed by us, as well as annual “gross up” payments to the participant to cover the related tax obligations arising from this arrangement.

Effective as of December 31, 2007, we terminated this supplemental life insurance program. We decided to terminate the program because we believed that it was no longer a cost-effective benefit for our executives. During recent years, the program had not been providing us with the expected competitive market advantages or retention benefits, with several new executives declining to participate in the program.

Upon termination of the program, we transferred the ownership of the underlying policies to the applicable executives, except as follows. We continued to maintain the policy for Mr. Bertelli through June 30, 2008; and due to certain regulatory issues, we continued to maintain the policy for Mr. Thibaud, who at the time was a non-U.S. employee. Upon transfer of the underlying insurance policy to the applicable executive, we made a “gross-up” payment to the executive with respect to any taxes payable by such executive as a result of the transfer of the policy. Following transfer of ownership of the policies to the applicable executives, we no longer make any premium or other payments with respect to such policies.

We also paid the premiums for supplemental long-term disability insurance coverage for Mr. Bertelli. In the event Mr. Bertelli became disabled for a period lasting more than 90 days, this coverage would have paid a benefit equal to approximately $13,000 per month of continuing disability up to a maximum of 60 months. We also paid an annual “gross up” payment to Mr. Bertelli to cover the related tax obligation arising from this arrangement. This supplemental long-term disability coverage was terminated upon Mr. Bertelli’s retirement as Executive Chairman of our company.

Perquisites and Personal Benefits

We limit the perquisites that are made available to our executive officers, with our executive officers being entitled to few benefits that are not otherwise available to all employees. Executive officers are eligible to be reimbursed up to $2,000 annually for personal tax and financial planning services. Mr. Bertelli received additional perquisites during fiscal year 2008, consisting of a country club membership used primarily for business purposes and health insurance benefits for his former spouse.

We also provided a leased automobile to Mr. Thibaud while he was resident in France, related to his management responsibilities which included our European subsidiaries. We provided this benefit based on competitive compensation practices for European-based executives. We also provided Mr. Thibaud with certain benefits in connection with his relocation to the United States, including reimbursement of certain relocation costs and a 12-month housing allowance. Mr. Thibaud will be entitled to receive a “gross up” payment in fiscal year 2009 to cover the related tax obligations arising from these reimbursement and allowance payments.

Deferred Compensation Plan

An executive non-qualified deferred compensation plan was established during fiscal year 2001. Pursuant to this plan, our executives may elect to defer up to 35% of their total cash compensation. Mercury may, but is not required to, make employer contributions to a participant’s account at the end of each plan year in such amounts as our Board of Directors determines in its sole discretion, taking into consideration such factors as the participant’s prior service, job responsibilities and performance, and Mercury’s success in meeting its financial goals.

A plan participant’s account is credited with gains and losses based on the performance of deemed investment options selected by the participant, which options generally mirror the investment options available under our 401(k) retirement savings plan. However, the investment options are used for measurement purposes only, and do not constitute an actual investment of the participant’s account in any such investment option. Plan participants remain at all times unsecured creditors of Mercury.

None of our named executive officers participated in, or held an account in, the deferred compensation plan during fiscal year 2008.

Employment and Severance Agreements

While we do not generally enter into contractual commitments with our executive officers regarding their compensation, we do recognize that there are circumstances in which it is in the best interests of Mercury and our shareholders to do so. In this regard, we have entered into employment agreements with Mr. Aslett and Mr. Hult and a severance agreement with Mr. Thibaud, each as described below. The Compensation Committee consulted with Radford regarding the market parameters of similar compensation arrangements for executive officers in connection with entering into these agreements.

We entered into an employment agreement with Mr. Aslett in connection with his appointment as CEO in November 2007. Given the highly competitive market for executive talent, we believe that it was appropriate to enter into this agreement with Mr. Aslett in order to induce him to join our company. The agreement is intended to provide Mr. Aslett with certainty regarding his compensation so that he can attend to his assigned duties without distraction, while also allowing us flexibility to design a compensation program for Mr. Aslett based on our “pay-for-performance” philosophy. The agreement provides for an 18-month term, with one-year renewal periods. The employment agreement provides that Mr. Aslett will receive an initial annual base salary of $500,000 (subject to annual review by the Board), and that he will be eligible to participate in our annual executive bonus program in an amount determined by the Board. The employment agreement also provides for termination and severance benefits in the case of a termination of Mr. Aslett’s employment by us without “cause” or by Mr. Aslett for “good reason.”

We also entered into an employment agreement with Mr. Hult in March 2007, in connection with his notice to us that he intended to retire from the company. The employment agreement was amended in September 2007 upon deferral of Mr. Hult’s previously announced retirement date, and then subsequently amended in December 2007 upon Mr. Hult’s decision to postpone his retirement and remain an employee of Mercury. We believe that it was appropriate to enter into the agreement with Mr. Hult to secure his services both in anticipation of his potential retirement and following his retirement, given the highly competitive market for executive talent and the benefit to Mercury of continuity in the CFO role and an orderly post-retirement transition. The amended agreement provides that if Mr. Hult elects to retire prior to December 14, 2009, and is willing to provide consulting services to Mercury, then he will be entitled to consulting fees in an aggregate amount equal to 50% of his base salary and the continued vesting of certain restricted stock awards in accordance with their original vesting schedules. In addition, the amended agreement also provides for partial accelerated vesting on Mr. Hult’s retirement date of a previous stock option award, and termination and severance benefits in the case of a termination of his employment by us without “cause.”

In addition, we entered into a severance agreement with Mr. Thibaud in connection with his relocation to the United States. We believe that it was appropriate to enter into this agreement with Mr. Thibaud in order to provide him with certainty regarding his position so that he can attend to his assigned duties without distraction. Under the agreement, if at any time prior to July 1, 2013, we terminate Mr. Thibaud’s employment without “cause” or Mr. Thibaud terminates his employment for “good reason,” then we will pay Mr. Thibaud a severance amount equal to one times his annual base salary. In such event, we also will pay for certain insurance benefits, outplacement services and relocation expenses of Mr. Thibaud.

For more details, please refer to “Agreements with Named Executive Officers” beginning on page 49 of this proxy statement.

Change in Control Severance Agreements

We recognize that Mercury, as a publicly traded company, may become the target of a proposal which could result in a change in control, and that such possibility and the uncertainty and questions which such a proposal may raise among management could cause our executive officers to leave or could distract them in the performance of their duties, to the detriment of Mercury and our shareholders. We have entered into agreements with each of our executive officers that are designed to protect them against the loss of their positions and the loss of anticipated benefits under their unvested equity compensation awards following a change in control of Mercury. The agreements are intended to reinforce and encourage the continued attention of our executive officers to their assigned duties without distraction and to ensure the continued availability to Mercury of each of our executive officers in the event of a proposed change in control transaction. We believe that these objectives are in the best interests of Mercury and our shareholders. We also believe that it is in the best interests of Mercury and our shareholders to offer such agreements to our executive officers because Mercury competes for executive talent in a highly competitive market in which companies routinely offer similar benefits to senior executives.

If the executive is employed by Mercury upon the occurrence of a change in control, vesting of all his then outstanding stock options and other stock-based awards immediately accelerates, and all such awards become immediately exercisable or non-forfeitable. We believe that the equity awards granted to our executive officers have been reasonable in amount and that, in the event of a change in control, it is appropriate that our executive officers receive the full benefit under their equity compensation awards of the increase in Mercury’s value attributable to the performance of the current management team.

The executive is also entitled to severance benefits if, within 12 months after a change in control of Mercury, the executive’s employment is terminated (1) by us other than for “cause” or disability or (2) by the executive for “good reason.” Severance benefits include a lump sum cash payment equal to one times the sum of the executive’s then current annualized base salary and bonus target under our annual executive bonus program, outplacement services and continuation of health and dental insurance coverage. We believe that these severance benefits are reasonable and appropriate for our executive officers in light of the anticipated time it takes high-level executives to secure new positions with responsibilities and compensation that are commensurate with their experience.

For more details, please refer to “Potential Payments to Named Executive Officers upon Termination of Employment Following a Change in Control” beginning on page 47 of this proxy statement.

Retirement Agreement

Following the conclusion of fiscal year 2008, Mr. Bertelli retired as Executive Chairman of our company, effective July 25, 2008. Mr. Bertelli thereafter assumed the role of non-executive Chairman of the Board until the 2008 annual meeting, after which he will retire from the Board. In connection with his retirement, we entered into a retirement agreement with Mr. Bertelli that provides for the payment of a Chairman’s fee through the annual meeting, and for Mr. Bertelli to provide consulting services to us following his retirement from the Board through June 30, 2010 for an aggregate amount of $190,000. The retirement agreement also includes non-disclosure, non-solicitation, non-competition and related covenants. In consideration for these covenants, we will pay Mr. Bertelli an aggregate amount of $500,000. The non-solicitation and non-competition covenants are in effect through the fifth anniversary of the annual meeting date, with the non-disclosure covenants remaining in effect for an extended period of time.

Also, in connection with Mr. Bertelli’s retirement, certain stock options related to 82,917 shares of our common stock and restricted stock awards related to 11,632 shares of our common stock became or will become exercisable in full as of certain dates specified in the retirement agreement. Mr. Bertelli’s rights to exercise vested stock options to purchase our common stock will continue to be governed by the existing terms of the applicable stock option plan and award agreement, including the “clawback” provisions included in the option plan.

We believe that it was appropriate to enter into the agreement with Mr. Bertelli, the founder of our company, because the consulting arrangements and non-disclosure, non-solicitation, non-competition and related covenants will benefit Mercury and our shareholders for those periods extending beyond Mr. Bertelli’s retirement. Additionally, the Compensation Committee consulted with Radford regarding the market parameters of similar arrangements with retiring founders/executives and concluded that the amounts payable under the retirement agreement were consistent with market practice.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the deduction a public company is permitted for compensation paid to the CEO and to the four most highly compensated executive officers other than the CEO. Generally, amounts paid in excess of $1,000,000 to a covered executive cannot be deducted, unless the compensation is paid pursuant to a plan which is performance related, is non-discretionary, and has been approved by our shareholders. In its deliberations, the Compensation Committee considers ways to maximize deductibility of executive compensation, but nonetheless retains the discretion to compensate executive officers at levels the Compensation Committee considers commensurate with their responsibilities and achievements. We have not adopted a policy that all executive compensation be fully deductible.

How were the executive officers compensated for fiscal years 2008 and 2007?

The following table sets forth all compensation paid to the two individuals who served as our chief executive officer during fiscal year 2008, our chief financial officer and each of our other three most highly compensated executive officers, who are collectively referred to as the “named executive officers,” for the last two fiscal years.

Summary Compensation Table—Fiscal Year 2008

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Mark Aslett	2008	$306,692	—	$245,551	$169,112	$233,333	$3,846	$958,534
President and Chief Executive Officer(6)

James R. Bertelli	2008	435,000	—	214,944	535,898	121,800	96,119	1,403,761
Former Executive Chairman and former President and Chief Executive Officer(7)	2007	435,000	—	214,357	694,015	85,260	119,566	1,548,198

Robert E. Hult	2008	273,846	58,583	167,295	564,195	58,000	8,409	1,130,328
Senior Vice President and Chief Financial Officer	2007	260,000	—	137,876	666,031	52,000	7,826	1,123,733

Joel B. Radford	2008	209,615	—	123,006	189,556	28,560	246,900	797,637
Former Vice President, Strategic Operations(8)

Mark F. Skalabrin	2008	220,000	—	162,258	348,498	77,000	112,457	920,213
Former Vice President and General Manager, Advanced Computing Solutions(9)	2007	220,000	—	96,867	355,019	39,600	25,971	737,457

Didier M.C. Thibaud	2008	309,195	19,191	216,332	375,166	99,750	70,255	1,089,889
Senior Vice President and General Manager, Advanced Computing Solutions(10)	2007	278,988	—	146,233	386,666	50,000	48,116	910,003

(1)	The amounts in this column reflect payments from our fiscal year 2008 special, one-time discretionary bonus pool.

(2)	This column represents the dollar amount we recognize for financial statement reporting purposes with respect to restricted stock awards in accordance with FAS 123R, disregarding the estimate for forfeitures, and thus includes amounts for restricted stock awards granted in the specified fiscal year as well as prior years. Additional information can be found in Note C to the consolidated financial statements included in Mercury’s annual report on Form 10-K for the fiscal year ended June 30, 2008.
(3)	This column represents the dollar amount we recognize for financial statement reporting purposes with respect to stock option awards in accordance with FAS 123R, disregarding the estimate for forfeitures, and thus includes amounts for stock option awards granted in the specified fiscal year as well as prior years. Additional information can be found in Note C to the consolidated financial statements included in Mercury’s annual report on Form 10-K for the fiscal year ended June 30, 2008.
(4)	The amounts in this column reflect payments under our annual executive bonus program.
(5)	The table below shows the components of this column for fiscal year 2008:

Name	401(k) Plan Matching Contribution(a)	Executive Life/Disability Insurance Premiums(b)	Severance Benefits(c)	Perquisites and Other Personal Benefits(d)	Total All Other Compensation
Mark Aslett	$3,846	—	—	—	$3,846
James R. Bertelli	6,750	$77,911	—	$11,458	96,119
Robert E. Hult	7,238	—	—	1,171	8,409
Joel B. Radford	6,900	—	$240,000	—	246,900
Mark F. Skalabrin	6,750	105,707	—	—	112,457
Didier M.C. Thibaud	—	17,733	—	52,522	70,255

(a)	The amounts in this column represent our matching contributions allocated to each of the named executive officers who participates in our 401(k) retirement savings plan. All such matching contributions were fully vested upon contribution.
(b)	The amounts in this column represent premiums we paid on behalf of the named executive officers for whole life insurance and, in the case of Mr. Bertelli, supplemental long-term disability insurance. For additional information, see “Compensation Discussion and Analysis—Supplemental Life and Long-Term Disability Insurance.” The amounts in this column include gross-up amounts to cover related tax obligations as follows: Mr. Bertelli ($27,074), Mr. Skalabrin ($96,087) and Mr. Thibaud ($6,162).
(c)	The amount in this column represents accrued payments for the 12-month salary continuation and outplacement services to be provided to Mr. Radford following his departure from Mercury.
(d)	The amounts in this column include payments we made to or on behalf of the named executive officers for: (1) in the case of Mr. Bertelli, personal tax and financial planning, a country club membership used primarily for business purposes, and health insurance benefits for his former spouse; (2) in the case of Mr. Hult, personal tax and financial planning; and (3) in the case of Mr. Thibaud, a company-provided leased automobile while resident in France ($37,322), the reimbursement of relocation costs, and a housing and car allowance.
(6)	Mr. Aslett was appointed President and Chief Executive Officer on November 19, 2007.
(7)	Mr. Bertelli resigned as President and Chief Executive Officer on November 19, 2007. He retired as Executive Chairman on July 25, 2008.
(8)	Mr. Radford departed Mercury at the end of fiscal year 2008.
(9)	Mr. Skalabrin departed Mercury on July 29, 2008.
(10)	A portion of Mr. Thibaud’s salary in both fiscal years 2008 and 2007 was paid in Euros, which was attributable to his employment by Mercury’s French subsidiary. Mr. Thibaud also received additional monthly payments in Euros for his services as president of Mercury’s French subsidiary, which payments are included in the salary column. The Euro portion of Mr. Thibaud’s salary and the additional payments for serving as president of the French subsidiary were paid monthly, and the salary column reflects the conversion of each monthly payment from Euros into U.S. Dollars (USD) based on the average conversion rate between Euros and USD for such month. Amounts in the “All Other Compensation” column attributable to payments related to a company-provided leased automobile are treated in the same manner as salary. The amounts in the “Bonus” and “Non-Equity Incentive Plan Compensation” columns were paid in USD.

Grants of Plan-Based Awards

The following table shows all awards granted to each of the named executive officers during the last fiscal year.

Grants of Plan-Based Awards—Fiscal Year 2008

	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(1)
Name			Threshold ($)	Target ($)	Maximum ($)
Mark Aslett		(2)	$56,000	$98,000	$140,000	—	—	—	—
		(3)	—	93,333	—	—	—	—	—
		(4)	175,000	233,333	408,333	—	—	—	—
	11/21/07	(5)	—	—	—	—	200,000	$14.14	$1,222,940
	11/21/07	(5)	—	—	—	114,285	—	—	245,551
James R. Bertelli		(2)	73,080	127,890	182,700	—	—	—	—
		(3)	—	121,800	—	—	—	—	—
		(4)	228,375	304,500	532,875	—	—	—	—

Robert E. Hult		(2)	34,800	60,900	87,000	—	—	—	—
		(3)	—	58,000	—	—	—	—	—
		(4)	108,750	145,000	253,750	—	—	—	—
	12/14/07	(6)	—	—	—	—	25,000	15.10	149,995
	6/10/08	(7)	—	—	—	—	28,000	8.62	109,376

Joel B. Radford		(2)	20,160	35,280	50,400	—	—	—	—
		(3)	—	33,600	—	—	—	—	—
		(4)	63,000	84,000	147,000	—	—	—	—

Mark F. Skalabrin		(2)	8,800	15,400	22,000	—	—	—	—
		(3)	—	88,000	—	—	—	—	—
		(4)	82,500	110,000	192,500	—	—	—	—

Didier M.C. Thibaud(8)		(2)	11,400	19,950	28,500	—	—	—	—
		(3)	—	114,000	—	—	—	—	—
		(4)	106,875	142,500	249,375	—	—	—	—
	6/10/08	(7)	—	—	—	—	31,000	8.62	121,095

(1)	The amounts shown in this column have been calculated in accordance with FAS 123R. Additional information can be found in Note C to the consolidated financial statements in Mercury’s annual report on Form 10-K for the fiscal year ended June 30, 2008.
(2)	The amounts shown in these rows reflect the possible cash amounts that could have been earned under the corporate performance portion of our annual executive bonus program for fiscal year 2008 upon achievement of the threshold, target and maximum performance objectives for that program. The actual payouts, if any, for fiscal year 2008 are shown in the column titled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.
(3)	The amounts shown in these rows reflect the possible cash amounts that could have been earned under the individual performance portion of our annual executive bonus program for fiscal year 2008. The actual payouts, if any, for fiscal year 2008 are shown in the column titled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.
(4)

The amounts shown in these rows reflect the possible amounts that could have been earned under the LTIP for fiscal year 2008 upon achievement of the threshold, target and maximum performance objectives for that plan. All awards under the LTIP are calculated as dollar amounts; however, under the terms of the LTIP, 50% of each annual award is payable in the form of restricted stock or restricted stock units settled in shares of our common stock as determined by the Compensation Committee, with vesting over time as set forth in the award agreement. These stock grants in lieu of cash are made after the end of the fiscal year when the payouts under the LTIP are approved by the Compensation Committee, at which time the vesting schedule is fixed and the number of shares is calculated based on the closing price of our common stock on the NASDAQ Global Select Market on the date such action is taken. Accordingly, the LTIP is treated as a Non-Equity Incentive Plan in the above table. The LTIP’s threshold performance target for fiscal year 2008 were not met, and therefore no payments were made under the LTIP for fiscal year 2008.

(5)	These stock option and restricted stock awards were granted under the 2005 Plan. The grant date fair value of the restricted stock award has been calculated by multiplying the number of shares subject to such award by the closing price of our common stock on the NASDAQ Global Select Market on the grant date. The grant date fair value of the stock option award has been calculated using the Black-Scholes option pricing model, based on the following assumptions: (a) expected life of option equal to five years; (b) expected risk-free interest rate of 3.4%, which is equal to the U.S. Treasury yield curve in effect at the time of grant for instruments with a similar expected life; (c) expected stock volatility of 39%; and (d) expected dividend yield of 0%.
(6)	This stock option award was granted under the 2005 Plan. The grant date fair value of the stock option award has been calculated using the Black-Scholes option pricing model, based on the following assumptions: (a) expected life of option equal to five years; (b) expected risk-free interest rate of 3.63%, which is equal to the U.S. Treasury yield curve in effect at the time of grant for instruments with a similar expected life; (c) expected stock volatility of 39%; and (d) expected dividend yield of 0%.
(7)	These stock option awards were granted under the 2005 Plan. The grant date fair values of the stock option awards have been calculated using the Black-Scholes option pricing model, based on the following assumptions: (a) expected life of option equal to five years; (b) expected risk-free interest rate of 3.54%, which is equal to the U.S. Treasury yield curve in effect at the time of grant for instruments with a similar expected life; (c) expected stock volatility of 47%; and (d) expected dividend yield of 0%.
(8)	Mr. Thibaud’s threshold, target and maximum performance targets under the annual executive bonus plan and LTIP for fiscal year 2008 were based on a notional annual base salary of $285,000, and payments, if any, would have been made in USD. As explained in note 10 to the Summary Compensation Table, a portion of Mr. Thibaud’s salary is paid in Euros, and the amount of base salary reported in that table reflects fluctuations in the conversion rate between Euros and USD. These fluctuations are not taken into consideration in determining Mr. Thibaud’s target bonus or bonus payments.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described above under “Compensation Discussion and Analysis.”

Our total compensation program consists of fixed elements, such as base salary and benefits, and variable performance-based elements, such as annual and long-term incentives. The Summary Compensation Table sets forth the base salary for each named executive officer, the discretionary bonus (if any) paid to the named executive officer under our fiscal year 2008 special, one-time discretionary bonus pool (in the “Bonus” column), the value of any stock or option awards, payouts under our annual executive bonus program (in the “Non-Equity Incentive Plan Compensation” column), and all other compensation payable to the named executive officer.

The potential payouts under our annual executive bonus program and LTIP are set forth in the Grants of Plan-Based Awards Table. The corporate performance portion and the individual performance portion of our annual executive bonus program are shown as separate line items as the threshold, target and maximum amounts differ. In particular, there are no specific thresholds or maximums with respect to the individual performance portion of the annual executive bonus program, but instead this portion of the plan provides for up to a single target payout upon achievement of the executive’s individual performance objectives. The threshold targets for the corporate performance portion of the annual executive bonus program for fiscal year 2008 were not met, and therefore no corporate performance bonuses were paid under the terms of the program, with the exception of Mr. Aslett as the incoming CEO. In addition, no payouts were made under the LTIP for fiscal year 2008 performance.

Mr. Aslett joined our company in November 2008, and as a result, his salary, bonus potential and bonus payout are pro-rated based on the eight months during which he was an employee of Mercury in fiscal year 2008. Mr. Aslett’s stock and option awards reflect the grants that were made to him upon joining our company.

Mr. Bertelli resigned as President and Chief Executive Officer in November 2008, but remained Executive Chairman of our company through the end of the fiscal year. Both Mr. Radford and Mr. Skalabrin have departed Mercury as of the date of this proxy statement.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table shows information on all outstanding stock options and unvested restricted stock awards held by the named executive officers at the end of the last fiscal year. The table also shows the market value of unvested restricted stock awards at the end of the last fiscal year. This represents the number of unvested restricted shares at fiscal year-end, multiplied by the closing price ($7.53) of our common stock on the NASDAQ Global Select Market on June 30, 2008, the last trading day of fiscal year 2008.

Outstanding Equity Awards at Fiscal Year-End 2008

	Option Awards(1)					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Mark Aslett	—	200,000	(2)	$14.14	11/21/2017	114,285	(3)	$860,566
James R. Bertelli	676	—		6.50	9/14/2008	3,262	(4)	24,563
	14,396	—		14.50	9/13/2009	10,000	(5)	75,300
	32,381	—		27.50	9/18/2010	—		—
	10,000	—		26.75	9/20/2010	—		—
	19,738	—		25.37	9/6/2011	—		—
	8,820	—		25.55	9/10/2011	—		—
	50,262	—		37.15	10/15/2011	—		—
	28,751	—		16.45	8/5/2012	—		—
	75,000	—		19.03	7/28/2013	—		—
	56,250	18,750	(6)	23.46	7/28/2014	—		—
	18,750	56,250	(7)	12.41	8/15/2016	—		—
	13,334	26,666	(8)	13.07	6/5/2017	—		—
Robert E. Hult	100,000	—		28.00	2/23/2014	1,248	(4)	9,397
	—	62,000	(9)	16.36	6/1/2016	7,500	(10)	56,475
	3,125	9,375	(11)	13.07	6/5/2017	4,000	(12)	30,120
	—	25,000	(13)	15.10	12/14/2017	4,762	(14)	35,858
	—	28,000	(15)	8.62	6/10/2015	—		—
Joel B. Radford	—	54,000	(9)	16.36	6/1/2016	2,333	(12)	17,567
	3,125	9,375	(11)	13.07	6/5/2017	3,750	(16)	28,238
	—	—		—	—	4,762	(14)	35,858
Mark F. Skalabrin	9,000	—		23.438	11/2/2009	1,048	(4)	7,891
	1,300	—		25.55	9/10/2011	4,500	(10)	33,885
	26,000	—		19.01	8/2/2012	2,666	(12)	20,075
	15,000	—		19.03	7/28/2013	7,500	(17)	56,475
	15,000	5,000	(6)	23.46	7/28/2014	11,428	(14)	86,053
	—	69,000	(9)	16.36	6/1/2016	—		—
	7,500	22,500	(11)	13.07	6/5/2017	—		—
Didier M.C. Thibaud	2,500	—		23.438	11/2/2009	1,048	(4)	7,891
	35,000	—		48.00	3/13/2010	7,500	(10)	56,475
	10,000	—		26.875	7/31/2010	4,466	(12)	33,629
	2,440	—		25.55	9/10/2011	11,428	(14)	86,053
	12,000	—		37.15	10/15/2011	—		—
	30,000	—		19.01	8/2/2012	—		—
	15,000	—		19.03	7/28/2013	—		—
	15,000	5,000	(6)	23.46	7/28/2014	—		—
	—	77,000	(9)	16.36	6/1/2016	—		—
	7,500	22,500	(11)	13.07	6/5/2017	—		—
	—	31,000	(15)	8.62	6/10/2015	—		—

(1)	All option and stock awards granted by Mercury are subject to time-based vesting. Accordingly, there are no unearned option or stock awards outstanding. Securities underlying options are shares of our common stock.

(2)	These stock option awards vest in four equal installments on each of the first four anniversaries of the grant date (November 21, 2007), contingent in each case on the executive remaining an employee of Mercury as of each such date.
(3)	These restricted share awards vest in four equal installments on each of the first four anniversaries of the grant date (November 21, 2007), contingent in each case on the executive remaining an employee of Mercury as of each such date.
(4)	These restricted share awards vest in four equal installments on each of the first four anniversaries of the grant date (August 12, 2005), contingent in each case on the executive remaining an employee (or in the case of Mr. Bertelli either an employee or a director) of Mercury as of each such date. Mr. Bertelli’s Retirement Agreement with Mercury provides for any remaining unvested shares to vest upon his retirement from the Board.
(5)	This restricted stock award vests in three equal installments on each of the first three anniversaries of the grant date (February 22, 2006), contingent on Mr. Bertelli remaining either an employee or a director of Mercury as of each such date. Mr. Bertelli’s Retirement Agreement with Mercury provides for any remaining unvested shares to vest upon his retirement from the Board.
(6)	These stock option awards vest in four equal installments on each of the first four anniversaries of the grant date (July 28, 2004), contingent in each case on the executive remaining an employee of Mercury as of each such date. Mr. Bertelli’s Retirement Agreement with Mercury provided for the unvested shares to vest upon his retirement as Executive Chairman.
(7)	This stock option award vests in four equal installments on each of the first four anniversaries of the grant date (August 15, 2006), contingent on Mr. Bertelli remaining either an employee or a director of Mercury as of each such date. Mr. Bertelli’s Retirement Agreement with Mercury provides for any remaining unvested shares to vest upon his retirement from the Board.
(8)	This stock option award vests in three equal installments on each of the first three anniversaries of the grant date (June 5, 2007), contingent on Mr. Bertelli remaining either an employee or a director of Mercury as of each such date. Mr. Bertelli’s Retirement Agreement with Mercury provides for any remaining unvested shares to vest upon his retirement from the Board.
(9)	These stock option awards vest on the third anniversary of the grant date (June 1, 2006), contingent in each case on the executive remaining an employee of Mercury as of such date.
(10)	These restricted stock awards vest on the fourth anniversary of the grant date (August 12, 2005), contingent in each case on the executive remaining an employee of Mercury as of such date.
(11)	These stock option awards vest in four equal installments on each of the first four anniversaries of the grant date (June 5, 2007), contingent in each case on the executive remaining an employee of Mercury as of each such date.
(12)	These restricted stock awards vest in three equal installments on each of the first three anniversaries of the grant date (February 20, 2006), contingent in each case on the executive remaining an employee of Mercury as of each such date.
(13)	These stock option awards vest in four equal installments on each of the first two anniversaries of the grant date (December 14, 2007), contingent on Mr. Hult remaining an employee of Mercury as of each such date.
(14)	These restricted stock awards vest in three equal installments on each of the first three anniversaries of the grant date (June 5, 2007), contingent in each case on the executive remaining an employee of Mercury as of each such date.
(15)	These stock options awards vest in four equal installments on each of the first four anniversaries of the grant date (June 10, 2008), contingent in each case on the executive remaining an employee of Mercury as of each such date.
(16)	These restricted stock awards vested in three equal installments on each of the first three anniversaries of the grant date (September 11, 2006), contingent on Mr. Radford remaining an employee of Mercury as of each such date.
(17)	This restricted stock award vested as to 2/3 of the covered shares on the second anniversary of the grant date (September 11, 2006) and as to the remaining 1/3 of the covered shares on the third anniversary of the grant date, contingent on Mr. Skalabrin remaining an employee of Mercury as of each such date.

Options Exercised and Stock Vested

The following table shows stock option exercises by the named executive officers during the last fiscal year, including the aggregate value realized upon exercise. This represents the excess of the fair market value, at the time of exercise, of the common stock acquired at exercise over the exercise price of the options. In addition, the table shows the number of shares of restricted stock held by the named executive officers that vested during the last fiscal year, including the aggregate value realized upon vesting. This represents, as of each vesting date, the number of shares vesting on such date, multiplied by the closing price of our common stock on the NASDAQ Global Select Market on such date.

Option Exercises and Stock Vested—Fiscal Year 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark Aslett	—	—	—	—
James R. Bertelli	—	—	11,632	$84,898
Robert E. Hult	—	—	7,005	59,644
Joel B. Radford	—	—	6,589	60,133
Mark F. Skalabrin	11,600	$2,353	8,907	80,194
Didier M.C. Thibaud	—	—	10,707	93,244

Potential Payments upon Termination of Employment or Change in Control

Potential Payments to Mr. Aslett upon Termination of Employment

In connection with his appointment as President and Chief Executive Officer, we entered into an employment agreement with Mr. Aslett, a description of which can be found under the heading “Agreements with Named Executive Officers” below. Mr. Aslett’s employment agreement provides for termination and severance benefits in the case of a termination of Mr. Aslett’s employment by us without “cause” or by Mr. Aslett for “good reason.”

“Cause” is defined in the employment agreement to include: (1) conduct constituting a material act of willful misconduct in connection with the performance of Mr. Aslett’s duties, including, without limitation, misappropriation of funds or property of Mercury; (2) conviction of, or plea of “guilty” or “no contest” to, any felony or any conduct by Mr. Aslett that would reasonably be expected to result in material injury to Mercury if he were retained in his position; (3) continued, willful and deliberate non-performance by Mr. Aslett of his duties under the agreement which continues for 30 days following notice; (4) breach by Mr. Aslett of certain non-competition and non-disclosure covenants; (5) a violation by Mr. Aslett of Mercury’s employment policies which continues following written notice; or (6) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation. For purposes of clauses (1), (3) and (6), no act, or failure to act, on Mr. Aslett’s part will be deemed “willful” unless done, or omitted to be done, by him without reasonable belief that his act or failure to act, was in the best interest of Mercury.

“Good Reason” is defined in the employment agreement to include: (1) a material diminution in Mr. Aslett’s responsibilities, authority or duties; (2) a material diminution in Mr. Aslett’s base salary, except for across-the-board salary reductions based on our financial performance similarly affecting all or substantially all senior management employees of Mercury; (3) a material change in the geographic location at which Mr. Aslett provides services to our company; or (4) the material breach of the agreement by us. To terminate his employment for “good reason,” Mr. Aslett must follow a specified process described in the employment agreement.

Upon the termination of Mr. Aslett’s employment by us without “cause” or by him for “good reason,” Mr. Aslett will be entitled to receive an amount equal to the sum of his base salary and target bonus under our annual executive bonus program, payable over a 12-month period. If the date of termination occurs on or before the 18-month anniversary of the commencement of his employment agreement, or May 19, 2009, then Mr. Aslett also will be entitled to accelerated vesting of any stock option and restricted stock awards that would have otherwise vested in the next 12 months. Otherwise, only his unvested shares of restricted stock issued under the LTIP (if any) will vest. In addition, Mr. Aslett is entitled to continue to participate in our group health, dental and vision program for 18 months.

The following chart illustrates the benefits that would have been received by Mr. Aslett under his employment agreement on June 30, 2008 had his employment been terminated by us without “cause” or voluntarily terminated by him with “good reason,” using the closing price ($7.53) of our common stock on the NASDAQ Global Select Market on June 30, 2008, the last trading day of fiscal year 2008. These amounts are estimates only and do not necessarily reflect the actual amounts that would be payable to Mr. Aslett upon the occurrence of such events, which amounts would only be known at the time that Mr. Aslett became entitled to such benefits.

	Cash Severance(1)	Stock Option Acceleration(2)(3)	Restricted Stock Acceleration(2)	Health Benefits(4)	Total
Involuntary Termination Without Cause or Voluntary Termination for Good Reason	$850,000	—	$215,147	$19,035	$1,084,182

(1)	This amount represents the aggregate amount of Mr. Aslett’s annual base salary and target bonus under our annual executive bonus program for fiscal year 2008.
(2)	Under the employment agreement, Mr. Aslett would have been entitled to accelerated vesting of any stock option and restricted stock awards held by Mr. Aslett that would have otherwise vested in the next 12 months. If the date of termination of his employment were to occur following May 19, 2009, he would not be entitled to such accelerated vesting.
(3)	Any amounts shown in this column would have represented payment of the difference between $7.53 and the exercise price of any in-the-money unvested stock option which would have become exercisable upon such termination of Mr. Aslett’s employment, multiplied in each case by the number of shares subject to such option. The per share exercise prices of all unvested stock options held by Mr. Aslett were greater than $7.53, and therefore no payment is shown for the accelerated vesting of those options.
(4)	The value of health, dental and vision insurance benefits is based on the type of coverage Mercury carried for Mr. Aslett as of June 30, 2008 and the costs associated with such coverage on that date.

Potential Payments to Mr. Hult upon Termination of Employment

We also have entered into an employment agreement with Mr. Hult, a description of which can be found under the heading “Agreements with Named Executive Officers” below. Mr. Hult’s employment agreement provides for termination and severance benefits in the case of Mr. Hult’s retirement or upon a termination of Mr. Hult’s employment by us without “cause.”

“Cause” is defined in the employment agreement to include: (1) conduct by Mr. Hult constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of Mercury; (2) the commission by Mr. Hult of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by Mr. Hult that would reasonably be expected to result in material injury to Mercury if he were retained in his position; (3) continued, willful and deliberate non-performance by Mr. Hult of his duties under the agreement which continues for more than 30 days following notice; (4) a breach by Mr. Hult of certain confidentiality and non-compete provisions; (5) a violation by Mr. Hult of Mercury’s employment policies which continues following written notice; or (6) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials. For purposes of clauses (1), (3) and (6), no act, or failure to act, on Mr. Hult’s part will be deemed “willful” unless done, or omitted to be done, by Mr. Hult without reasonable belief that his act or failure to act, was in the best interest of Mercury.

If Mr. Hult’s employment is terminated by us without “cause,” we will continue to pay Mr. Hult his base salary for a period of one year from the date of termination in substantially equal bi-weekly installments and certain restricted stock and option grants will vest and become non-forfeitable or exercisable.

The agreement provides that if Mr. Hult elects to retire prior to December 14, 2009 in accordance with the terms of the agreement, and is willing to provide consulting services to Mercury, then he will be entitled to receive an annual amount equal to 50% of his base salary from the date of termination through December 14, 2009, in substantially equal bi-weekly installments, and the continued vesting of certain restricted stock awards in accordance with their original vesting schedules. In addition, the agreement provides for partial accelerated vesting on Mr. Hult’s retirement date of a previous stock option award.

The following chart illustrates the benefits that would have been received by Mr. Hult under his employment agreement on June 30, 2008 had either his employment been terminated by us without “cause” or he retired as of such date, using the closing price ($7.53) of our common stock on the NASDAQ Global Select Market on June 30, 2008, the last trading day of fiscal year 2008. These amounts are estimates only and do not necessarily reflect the actual amounts that would be payable to Mr. Hult upon the occurrence of such events, which amounts would only be known at the time that Mr. Hult became entitled to such benefits.

	Cash Amount		Stock Option Acceleration(1)	Restricted Stock Acceleration	Value of Continued Vesting of Restricted Stock		Total
Involuntary Termination Without Cause	$290,000	(2)	—	$77,167	n/a		$367,167
Retirement	217,500	(3)	—	n/a	$131,850	(3)	349,350

(1)

Any amounts shown in this column would have represented payment of the difference between $7.53 and the exercise price of any in-the-money unvested stock option which would have become exercisable upon such termination of Mr. Hult’s employment, multiplied in each case by the number of shares subject to such option. The per share exercise prices of all unvested stock options held by Mr. Hult were greater than $7.53, and therefore no payment is shown for the accelerated vesting of those options.

(2)	This amount represents salary continuation for a 12-month period.
(3)	Payment of this amount is contingent upon Mr. Hult being willing to provide consulting services to Mercury following his retirement.

In addition, if Mr. Hult should become disabled so as to be unable to perform the essential functions of his position, the CEO or the Board may remove Mr. Hult from his responsibilities and/or assign him to another position. If there is such a removal or re-assignment, Mr. Hult will continue to receive his full salary (less any disability pay or sick pay benefits) and benefits for a period of time equal to the lesser of (1) six months or (2) the remainder of the term of the agreement, which expires on December 14, 2009. Mr. Hult’s employment may be terminated by Mercury at any time thereafter. The total value of these payments as of June 30, 2008 would have been $150,000, consisting of $145,000 in salary continuation and $5,000 in estimated benefits.

Potential Payments to Mr. Thibaud upon Termination of Employment

We also have entered into a severance agreement with Mr. Thibaud in connection with his relocation to the United States, a description of which agreement can be found under the heading “Agreements with Named Executive Officers” below. Mr. Thibaud’s agreement provides for termination and severance benefits in the case of a termination of Mr. Thibaud’s employment by us without “cause” or by Mr. Thibaud for “good reason.”

“Cause” is defined in the agreement to include: (1) the willful and continued failure by Mr. Thibaud to perform substantially the duties and responsibilities of his position with Mercury after written demand; (2) the conviction of Mr. Thibaud by a court of competent jurisdiction for felony criminal conduct or a plea of nolo contendere to a felony; or (3) the willful engaging by Mr. Thibaud in fraud, dishonesty or other misconduct which is demonstrably and materially injurious to Mercury or our reputation, monetarily or otherwise. No act, or failure to act, on Mr. Thibaud’s part will be deemed “willful” unless committed or omitted by Mr. Thibaud in bad faith and without reasonable belief that his act or failure to act was in, or not opposed to, the best interest of Mercury.

“Good Reason” is defined in the agreement to include: (1) a material diminution in Mr. Thibaud’s responsibilities, authority or duties as in effect on the date of the agreement; (2) a material diminution in Mr. Thibaud’s annual base salary, except for across-the-board salary reductions based on our financial performance similarly affecting all or substantially all senior management employees of Mercury; or (3) a material change in the geographic location at which Mr. Thibaud provides services to Mercury. To terminate his employment for “good reason,” Mr. Thibaud must follow a specified process described in the agreement.

Under the agreement, if at any time prior to July 1, 2013, we terminate Mr. Thibaud’s employment without “cause” or Mr. Thibaud terminates his employment for “good reason,” then we will pay Mr. Thibaud a severance amount equal to one times his annual base salary, payable over a 12-month period. In such event, we also will pay for certain insurance benefits, outplacement services and relocation expenses of Mr. Thibaud. In addition, Mr. Thibaud will be entitled to receive a tax “gross-up” payment with respect to the reimbursement of his relocation expenses, such that the net amount retained by Mr. Thibaud, after deduction of applicable taxes on the reimbursed costs and the gross-up payment, would be equal to the reimbursed costs.

The following chart illustrates the benefits that would have been received by Mr. Thibaud under his agreement on June 30, 2008 had either his employment been terminated by us without “cause” or by him with “good reason.” These amounts are estimates only and do not necessarily reflect the actual amounts that would be payable to Mr. Thibaud upon the occurrence of such events, which amounts would only be known at the time that Mr. Thibaud became entitled to such benefits.

	Cash Severance(1)	Health Benefits(2)	Outplacement Services(3)	Reimbursement of Relocation Expenses(4)	Tax Gross-Up	Total
Involuntary Termination Without Cause or Voluntary Termination for Good Reason	$285,000	$12,000	$30,000	$40,000	$64,464	$431,464

(1)	This amount equals one times Mr. Thibaud’s annual base salary.
(2)	The value of health and dental insurance benefits is based on the type of coverage Mercury carried for Mr. Thibaud as of June 30, 2008 and the costs associated with such coverage on such date.
(3)	This amount represents the maximum amount of outplacement services to which Mr. Thibaud is entitled under the agreement.
(4)	This amount has been estimated based on the relocation expenses reimbursed by Mercury upon Mr. Thibaud’s relocation from France to the United States in fiscal year 2008.

Potential Payments to Named Executive Officers upon Termination of Employment following a Change in Control

We also have entered into agreements with each named executive officer providing for certain benefits in the event of a change in control of Mercury. A change in control includes, among other events and subject to certain exceptions, the acquisition by any person of beneficial ownership of 50% or more of our outstanding common stock. If a tender offer or exchange offer is made for more than 50% of our outstanding common stock, the executive has agreed not to leave our employ, except in the case of disability or retirement and certain other circumstances, and to continue to render services to Mercury until such offer has been abandoned or terminated or a change in control has occurred.

If the executive is employed by Mercury upon the occurrence of a change in control, vesting of all his then outstanding stock options and other stock-based awards immediately accelerates and all such awards become exercisable or non-forfeitable.

The executive is also entitled to severance benefits if, within 12 months after a change in control of Mercury, the executive’s employment is terminated (1) by us other than for “cause” or disability or (2) by the executive for “good reason.” “Cause” is defined in each agreement to include the executive’s willful failure to perform his duties, conviction of the executive for a felony, and the executive’s willful engaging in fraud, dishonesty or other conduct demonstrably and materially injurious to Mercury. “Good Reason” is defined in each agreement to include an adverse change in the executive’s status or position with Mercury, a reduction in base salary or annual target bonus, failure to maintain the executive’s participation in health and benefit plans on the same basis as other peer executives at Mercury, and a significant relocation of the executive’s principal office.

Severance benefits under each agreement include the following:

•

a lump sum cash payment equal to one times the sum of the executive’s then current annualized base salary and bonus target under our annual executive bonus plan (including the cash component of the LTIP);

•	payment of the cost of providing the executive with outplacement services up to a maximum of $30,000; and

•	payment of the cost of providing the executive with health and dental insurance up to 18 months following such termination on the same basis as though the executive had remained an active employee.

Payment of the above-described severance benefits is subject to the executive releasing all his claims against Mercury other than claims that arise from Mercury’s obligations under the severance agreement. In addition, if the executive is party to an employment agreement with Mercury providing for change in control payments or benefits, the executive must elect to receive either the benefits payable under that other agreement or the benefits payable under the change in control agreement, but not both.

Each agreement provides for a reduction of payments and benefits payable under the agreement to a level where the executive would not be subject to the excise tax pursuant to section 4999 of the Code, but only if such reduction would put the executive in a better after-tax position than if the payments and benefits were paid in full. In addition, each agreement provides for the payment by Mercury of the executive’s legal fees and expenses incurred in connection with the agreement.

Each agreement continues in effect through June 30, 2009, subject to automatic one-year extensions thereafter unless notice is given of our or the executive’s intention not to extend the term of the agreement; provided, however, that the agreement continues in effect for 12 months following a change in control that occurs during the term of the agreement. Except as otherwise provided in the agreement, we and each executive may terminate the executive’s employment at any time. Each agreement has no further force and effect if either party terminates the executive’s employment before a change in control, except that any such termination by us without “cause” or by the executive for “good reason” during a “potential change in control period” (as defined in the agreement) will entitle the executive to the benefits under the agreement described above (other than the accelerated vesting of stock awards).

The following table illustrates the potential benefits that would have been received by the named executive officers under the agreements described above, assuming we had terminated each executive’s employment without “cause” or he had terminated his employment for “good reason” on June 30, 2008 following a change in control occurring on such date, and using the closing price ($7.53) of our common stock on the NASDAQ Global Select Market on June 30, 2008, the last trading day of fiscal year 2008. These amounts are estimates only and do not necessarily reflect the actual amounts that would be payable to the executive upon the occurrence of such events, which amounts would only be known at the time that the executive became entitled to such benefits.

Name	Salary/Bonus Lump Sum	Stock Option Acceleration(1)	Restricted Stock Acceleration	Outplacement Services(2)	Health Benefits(3)	Total
Mark Aslett	$850,000	—	$860,566	$30,000	$19,035	$1,759,601
Robert E. Hult	435,000	—	131,850	30,000	1,219	598,069
Didier M.C. Thibaud	427,500	—	181,048	30,000	12,000	650,548

(1)	Any amounts shown in this column would have represented payment of the difference between $7.53 and the exercise price of any in-the-money unvested stock option which would have become exercisable upon the occurrence of a change in control, multiplied in each case by the number of shares subject to such option. The per share exercise prices of all unvested stock options held by the named executive officers were in each case greater than $7.53, and therefore no payment is shown for the accelerated vesting of those options.

(2)	This amount represents the maximum amount of outplacement services to which the executive is entitled under the agreement.
(3)	The value of health and dental insurance benefits is based on the type of coverage Mercury carried for each named executive officer as of June 30, 2008 and the costs associated with such coverage on such date.

Mr. Bertelli, Mr. Radford and Mr. Skalabrin, who also had change in control agreements with Mercury, are not included in the above table because they are no longer employees of our company and, as a result, are not entitled to any future benefits under these agreements.

Agreements with Named Executive Officers

Employment Agreement with Mr. Aslett

On November 19, 2007, we entered into an employment agreement with Mr. Aslett. The agreement provides for an 18-month term, but will automatically renew for additional one-year periods unless an advance notice of non-renewal is provided by either party to the other at least 180 days prior to the expiration of the then-current term.

Under the employment agreement, Mr. Aslett’s annual base salary will be $500,000, subject to annual review by the Board in our first fiscal quarter. In addition, Mr. Aslett will be entitled to participate in our annual executive bonus program in an amount determined by the Board in accordance with the terms of the program.

The employment agreement also provides for Mr. Aslett’s eligibility to participate in the LTIP in an amount determined by the Compensation Committee based on the attainment of certain financial thresholds established annually by the Compensation Committee, payable 50% in cash and 50% in shares of restricted stock. Any such shares of restricted stock will vest in four equal annual installments, commencing with the first anniversary of the grant date. If we achieve the annual financial thresholds, then Mr. Aslett will receive an additional bonus amount equal to his target bonus. If we exceed these annual financial thresholds, Mr. Aslett would be eligible to receive an additional bonus amount of up to 1.75 times his target bonus.

The employment agreement provides for termination and severance benefits in the case of a termination of Mr. Aslett’s employment by us without “cause” or by Mr. Aslett for “good reason.” A description of these benefits can be found above under the heading “Potential Payments upon Termination or Change in Control—Potential Payments to Mr. Aslett upon Termination of Employment.”

Employment Agreement with Mr. Hult

On March 8, 2007, we entered into an employment agreement with Mr. Hult, in connection with his notice to us that he intended to retire from our company. The employment agreement was amended in September 2007 upon deferral of Mr. Hult’s previously-announced retirement date, and then subsequently amended in December 2007 upon Mr. Hult’s decision to postpone his retirement and remain an employee of Mercury. The employment agreement provides for a term that expires on December 14, 2009. Under the agreement, Mr. Hult is required to provide 180 days’ notice of the termination of his employment, including his retirement. The amended agreement also provides for termination and severance benefits in the case of Mr. Hult’s retirement in accordance with the terms of the agreement (provided that he is willing to provide consulting services to us following his retirement) or upon a termination of Mr. Hult’s employment by us without “cause.” A description of these benefits can be found above under the heading “Potential Payments upon Termination or Change in Control—Potential Payments to Mr. Hult upon Termination of Employment.”

Severance Agreement with Mr. Thibaud

On March 27, 2008, we entered into a severance agreement with Mr. Thibaud in connection with his relocation to the United States. Under the agreement, Mr. Thibaud is entitled to certain termination and severance benefits if at any time prior to July 1, 2013, we terminate his employment without “cause” or Mr. Thibaud terminates his employment for “good reason.” A description of these benefits can be found above under the heading “Potential Payments upon Termination or Change in Control—Potential Payments to Mr. Thibaud upon Termination of Employment.”

Retirement Agreement with Mr. Bertelli

On July 24, 2008, we entered into a retirement agreement with Mr. Bertelli. The agreement provided for Mr. Bertelli to continue in the role of non-executive Chairman of the Board through the date of the annual meeting for fiscal year 2008. Mr. Bertelli will receive a Chairman’s fee for serving in such capacity, payable in five monthly installments. The Chairman’s fee is in an aggregate amount equal to $180,000, less any amounts paid to Mr. Bertelli for serving in the capacity of Executive Chairman of the Board of Directors from July 1, 2008, through this retirement date.

Mr. Bertelli has agreed to provide consulting services to us from the annual meeting date through June 30, 2010, in consideration for which we will pay Mr. Bertelli an aggregate amount of $190,000, payable in arrears in equal monthly installments. We also will reimburse Mr. Bertelli for business expenses incurred by Mr. Bertelli in the performance of the consulting services in accordance with our business expense reimbursement policies and procedures.

In connection with Mr. Bertelli’s retirement, certain stock options encompassing 82,917 shares of our common stock and restricted stock awards encompassing 11,632 shares of our common stock have or will become exercisable in full as of certain dates specified in the retirement agreement. Mr. Bertelli’s rights to exercise vested stock options to purchase our common stock will continue to be governed by the existing terms of the applicable stock option plan and award agreement, including the “clawback” provisions included in the option plan.

The retirement agreement includes non-disclosure, non-solicitation, non-competition, and related covenants. In consideration for the non-disclosure, non-solicitation and non-competition covenants, we will pay Mr. Bertelli an aggregate amount of $500,000, which will be payable in 24 monthly installments. The non-solicitation and non-competition covenants are in effect through the fifth anniversary of the annual meeting date, with the non-disclosure covenants remaining in effect for an extended period of time. The retirement agreement also includes a general release by Mr. Bertelli of Mercury, its affiliates, their respective employee benefit plans, and the directors, officers, shareholders, employees, attorneys, accountants and agents of each of the foregoing from certain claims that he has or ever had against any of them.

Change in Control Agreements

We also have entered into agreements with each named executive officer providing for certain benefits in the event of a change in control of Mercury. A description of these benefits can be found above under the heading “Potential Payments upon Termination or Change in Control—Potential Payments to Named Executive Officers upon Termination of Employment following a Change in Control.”

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement, and based on such review and discussion, the Compensation Committee recommended to Mercury’s Board that the Compensation Discussion and Analysis be included in this proxy statement and be incorporated by reference into Mercury’s annual report on Form 10-K for the fiscal year ended June 30, 2008.

By the Compensation Committee of the Board of

Directors of Mercury Computer Systems, Inc.

George W. Chamillard, Chairman

Russell K. Johnsen

Sherman N. Mullin

Dr. Richard P. Wishner

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee of the Board of Directors of Mercury with respect to Mercury’s audited financial statements for the fiscal year ended June 30, 2008. Management is responsible for Mercury’s internal controls and financial reporting. Mercury’s independent registered public accounting firm is responsible for performing an audit of Mercury’s financial statements, expressing an opinion as to their conformity with U.S. generally accepted accounting principles and expressing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee is responsible for monitoring and overseeing these processes.

The Audit Committee reviewed Mercury’s audited financial statements for the fiscal year ended June 30, 2008, and discussed these financial statements with Mercury’s management. Management represented to the Audit Committee that Mercury’s financial statements had been prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee also reviewed and discussed the audited financial statements and the matters required to be discussed by Statement on Auditing Standards Nos. 61, 89 and 90, as amended (“Communication with Audit Committees”), with Mercury’s independent registered public accounting firm. Those Statements on Auditing Standards require the independent registered public accounting firm to ensure that the Audit Committee received information regarding the scope and results of the audit. In addition, the Audit Committee received the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), and has discussed with the independent registered public accounting firm its independence.

Based on its review and the discussions with management and the independent registered public accounting firm described above, and its review of the information provided by management and the independent registered public accounting firm, the Audit Committee recommended to Mercury’s Board that the audited financial statements be included in Mercury’s annual report on Form 10-K for the fiscal year ended June 30, 2008.

By the Audit Committee of the Board of

Directors of Mercury Computer Systems, Inc.

Lee C. Steele, Chairman

Dr. Gordon B. Baty

Dr. Albert P. Belle Isle

Vincent Vitto

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has not yet appointed an independent registered public accounting firm to examine Mercury’s consolidated financial statements for the fiscal year ending June 30, 2009. KPMG LLP (“KPMG”) served as our independent registered public accounting firm for the fiscal year ended June 30, 2008. A representative of KPMG is expected to be present at the meeting and will have the opportunity to make a statement if he or she desires and to respond to appropriate questions.

What were the fees of our independent registered public accounting firm for services rendered to us during the last two fiscal years?

The aggregate fees for professional services rendered to us by KPMG, our independent registered public accounting firm, for the fiscal years ended June 30, 2008 and 2007 were as follows:

	2008	2007
Audit	$1,448,810	$1,400,945
Audit-Related	5,021	4,172
Tax	210,350	107,250
All Other	—	—

	$1,664,181	$1,512,367

Audit fees for fiscal years 2008 and 2007 were for professional services provided for the audits of our consolidated financial statements and our internal control over financial reporting as well as statutory audits and reviews of the financial statements included in each of our quarterly reports on Form 10-Q.

Audit-related fees for fiscal years 2008 and 2007 were for consents relating to three registration statements in each fiscal year.

Tax fees for fiscal 2008 were for tax return preparation and related consulting, as well as miscellaneous tax advice regarding state income tax filings and potential business reorganizations. Tax fees for fiscal year 2007 were for tax return preparation and related consulting, as well as miscellaneous tax advice, consisting primarily of consultations regarding state income tax filings and transfer pricing.

What is the Audit Committee’s pre-approval policy?

The Audit Committee pre-approves all auditing services and the terms of non-audit services provided by our independent registered public accounting firm, but only to the extent that the non-audit services are not prohibited under applicable law and the committee determines that the non-audit services do not impair the independence of the independent registered public accounting firm. In situations where it is impractical to wait until the next regularly scheduled quarterly meeting, the chairman of the committee has been delegated authority to approve audit and non-audit services to be provided by our independent registered public accounting firm. Fees payable to our independent registered public accounting firm for any specific, individual service approved by the chairman pursuant to the above-described delegation of authority may not exceed $50,000, plus reasonable and customary out-of-pocket expenses, and the chairman is required to report any such approvals to the full committee at its next scheduled meeting.

The pre-approval requirement is waived with respect to the provision of non-audit services by our independent registered public accounting firm if (1) the aggregate amount of all such non-audit services provided to us constitutes not more than five percent of the total fees paid by us to our independent registered public accounting firm during the fiscal year in which such non-audit services were provided, (2) such services were not recognized at the time of the engagement to be non-audit services, and (3) such services are promptly brought to the attention of the Audit Committee and approved by the committee or by one or more of its members to whom authority to grant such approvals has been delegated by the committee prior to the completion of the independent registered public accounting firm’s audit. During fiscal years 2008 and 2007, none of the non-audit services provided to us by our independent registered public accounting firm were required to be approved by the Audit Committee pursuant to the so-called “de minimis” exception described above.

The Audit Committee has considered and determined that the provision of the non-audit services described is compatible with maintaining the independence of our registered public accounting firm.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2008, George W. Chamillard, Russell K. Johnsen, Sherman N. Mullin and Dr. Richard P. Wishner served on the Compensation Committee for the entire fiscal year. No member of the committee is a present or former officer or employee of Mercury or any of its subsidiaries or had any business relationship or affiliation with Mercury or any of its subsidiaries (other than his service as a director) requiring disclosure in this proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors and persons beneficially owning more than 10% of our outstanding common stock to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Officers, directors and beneficial owners of more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on copies of such forms furnished as provided above, or written representations that no Forms 5 were required, we believe that during the fiscal year ended June 30, 2008, all Section 16(a) filing requirements applicable to our officers, directors and beneficial owners of greater than 10% of our common stock were complied with, except as follows. A Form 4 reporting the sale of 13,000 shares by Mr. Bertelli on March 11, 2008 was filed late on March 14, 2008, and Mr. Bertelli failed to file one report relating to the sale of 14,200 shares on March 17, 2008, but did report the transaction in his year-end report on Form 5, which was timely filed.

SHAREHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING

Under regulations adopted by the SEC, any shareholder proposal submitted for inclusion in Mercury’s proxy statement relating to the 2009 annual meeting of shareholders must be received at our principal executive offices on or before June 19, 2009. In addition to the SEC requirements regarding shareholder proposals, our by-laws contain provisions regarding matters to be brought before shareholder meetings. If shareholder proposals, including proposals relating to the election of directors, are to be considered at the 2009 annual meeting, notice of them, whether or not they are included in Mercury’s proxy statement and form of proxy, must be given by personal delivery or by United States mail, postage prepaid, to the Corporation Secretary on or before August 8, 2009. The notice must include the information set forth in our by-laws. Proxies solicited by the Board will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

It is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

OTHER MATTERS

We know of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed in this proxy statement. However, if any other matters properly come before the meeting, the persons named in the accompanying proxy card will vote in accordance with their best judgment.

ANNUAL REPORT ON FORM 10-K

You may obtain a copy of our annual report on Form 10-K for the fiscal year ended June 30, 2008 (without exhibits) without charge by writing to: Investor Relations, Mercury Computer Systems, Inc., 201 Riverneck Road, Chelmsford, Massachusetts 01824.

By Order of the Board of Directors

ALEX A. VAN ADZIN, Secretary

Chelmsford, Massachusetts

October 17, 2008

Appendix A

MERCURY COMPUTER SYSTEMS, INC.

AMENDED AND RESTATED

2005 STOCK INCENTIVE PLAN

SECTION 1.	GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Mercury Computer Systems, Inc. Amended and Restated 2005 Stock Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and other key persons (including consultants and prospective officers) of Mercury Computer Systems, Inc. (the “Company”) and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company and to induce qualified individuals who have received offers of employment to become officers of the Company to enter and remain in the employ of the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its shareholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Administrator” is defined in Section 2(a).

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Deferred Stock Awards and Restricted Stock Awards.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Committee” means the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non-Employee Directors who are independent.

“Covered Employee” means an employee who is a “Covered Employee” within the meaning of Section 162(m) of the Code.

“Deferred Stock Award” means Awards granted pursuant to Section 8.

“Effective Date” means the date on which the Plan is approved by shareholders as set forth in Section 18.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock on any given date means if the shares of Stock are listed on any national securities exchange, or traded on the National Association of Securities Dealers Automated Quotation System (“Nasdaq”) National Global Market or another national securities exchange, the closing price reported on Nasdaq or such other exchange on such date. If the market is closed on such date, the determination shall be made by reference to the last date preceding such date for which the market is open. If the fair market value cannot be determined under the preceding two sentences, it shall be determined in good faith by the Administrator.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more performance criteria will be measured for the purpose of determining a grantee’s right to and the payment of a Restricted Stock Award or Deferred Stock Award.

“Restricted Stock Award” means Awards granted pursuant to Section 7.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Stock” means the Common Stock, par value $0.01 per share, of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means any Award granted pursuant to Section 6.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has a controlling interest, either directly or indirectly.

“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.

SECTION 2.	ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a) Committee.    The Plan shall be administered by the Committee (the “Administrator”).

(b) Powers of Administrator.    The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i)	to select the individuals to whom Awards may from time to time be granted;

(ii)	to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards and Deferred Stock Awards, or any combination of the foregoing, granted to any one or more grantees;

(iii)	to determine the number of shares of Stock to be covered by any Award;

(iv)	to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the form of written instruments evidencing the Awards;

(v)	subject to the provisions of Sections 7(d) and 8(a), to accelerate at any time the exercisability or vesting of all or any portion of any Award;

(vi)	subject to the provisions of Section 5(c), to extend at any time the period in which Stock Options and Stock Appreciation Rights may be exercised; and

(vii)	at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

Notwithstanding the foregoing, the Administrator’s power and authority to make grants under the Plan shall be subject to the right of the Board, upon its request, to ratify Awards granted to the Chairman and other individuals specified by the Board, and in such event, the date of grant shall be the date of Board ratification.

(c) Delegation of Authority to Grant Awards.    The Administrator, in its discretion, may delegate to the Chief Executive Officer of the Company or any person designated by the Board as an “executive officer” as defined in Rule 3b-7 under the Exchange Act all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act or “covered employees” within the meaning of Section 162(m) of the Code. Any such delegation by the Administrator shall include a limitation as to the amount of Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price of any Stock Option or Stock Appreciation Right, the conversion ratio or price of other Awards and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

(d) Detrimental Activity.    Unless the award agreement specifies otherwise, the Administrator may cancel, rescind, suspend, withhold or otherwise limit or restrict any Award (whether vested or unvested, exercised or unexercised) at any time if the recipient is not in compliance with all applicable provisions of the award agreement and the Plan, or if the recipient engages in any “Detrimental Activity.” For purposes of this Section 2, “Detrimental Activity” shall include: (i) the rendering of services for any organization or engaging directly or indirectly in any business which is or becomes competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company; (ii) the disclosure to anyone outside the Company, or the use in other than the Company’s business, without prior written authorization from the Company, of any confidential information or material, as defined in the Company’s Employee Confidentiality Agreement or such other agreement regarding confidential information and intellectual property that the recipient the Company may enter into (collectively, the “Confidentiality Agreement”), relating to the business of the Company, acquired by the recipient either during or after employment with the Company; (iii) the failure or refusal to disclose promptly and to assign to the Company, pursuant to the Confidentiality Agreement or otherwise, all right, title and interest in any invention or idea, patentable or not, made or conceived by the recipient during employment by the Company, relating in any manner to the actual or anticipated business, research or development work of the Company or the failure or refusal to do anything reasonably necessary to enable the Company to secure a patent where appropriate in the United States and in other countries; (iv) activity that results in termination of the recipient’s employment for cause; (v) a material violation of any rules, policies, procedures or guidelines of the Company; (vi) any attempt directly or indirectly to induce any employee of the Company to be employed or perform services elsewhere or any attempt directly or indirectly to solicit the trade or business of any current or prospective customer, supplier or partner of the Company; or (vii) the recipient being convicted of, or entering a guilty plea with respect to, a crime, whether or not connected with the Company.

(e) Indemnification.    Neither the Board nor the Committee, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Committee (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

SECTION 3.	STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a) Stock Issuable.    The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 2,592,264 (which number represents 1,942,264 shares originally reserved under the Plan plus an additional 650,000 shares), subject to adjustment as provided in Section 3(c). For purposes of this limitation, the shares of Stock underlying any Awards that are forfeited, are canceled, expire or are terminated (other than by exercise) under (i) this Plan or (ii) from and after November 14, 2005, the Mercury Computer Systems, Inc. 1997 Stock Option Plan (the “1997 Plan”) shall be added to the shares of Stock available for issuance under the Plan. Shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding shall not be available for future issuance under the Plan. In addition, upon exercise of Stock Appreciation Rights, the gross number of shares exercised shall be deducted from the total number of shares remaining available for issuance under the Plan. Subject to such overall limitations and Section 3(c), shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that Stock Options or Stock Appreciation Rights with respect to no more than 500,000 shares of Stock may be granted to any one individual grantee during any one calendar year period and provided, further, that in no event may Incentive Stock Options granted under the Plan exceed 2,610,304 shares of Stock. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

(b) Effect of Awards.    The grant of any full value Award (i.e., an Award other than an Option or a Stock Appreciation Right) shall be deemed, for purposes of determining the number of shares available for issuance under Section 3(a), as an Award of one and thirty-six one hundredths (1.36) shares of Stock for each such share actually subject to the Award. The grant of an Option or a Stock Appreciation Right shall be deemed, for purposes of determining the number of shares available for issuance under Section 3(a), as an Award of one share of Stock for each such share actually subject to the Award.

(c) Changes in Stock.    Subject to Section 3(d) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for a different number or kind of securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number of Stock Options or Stock Appreciation Rights that can be granted to any one individual grantee and the maximum number of shares that may be granted under a Performance-based Award, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iv) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (v) the price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

(d) Mergers and Other Transactions.    In the case of and subject to the consummation of (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (iii) a merger, reorganization or consolidation in which the outstanding shares of Stock are converted into or exchanged for a different kind of securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, or (iv) the sale of all of the Stock of the Company to an unrelated person or entity (in each case, a “Sale Event”), the Plan and all outstanding Awards granted hereunder shall terminate, unless provision is made in connection with the Sale Event in the sole discretion of the parties thereto for the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree (after taking into account any acceleration hereunder). In the event of such termination, each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding vested and exercisable Options and Stock Appreciation Rights held by such grantee.

Notwithstanding anything to the contrary in this Section 3(d), in the event of a Sale Event pursuant to which holders of the Stock of the Company will receive upon consummation thereof a cash payment for each share surrendered in the Sale Event, the Company shall have the right, but not the obligation, to make or provide for a cash payment to the grantees holding vested and exercisable Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the value as determined by the Administrator of the consideration payable per share of Stock pursuant to the Sale Event (the “Sale Price”) times the number of shares of Stock subject to such outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights.

(e) Substitute Awards.    The Administrator may grant Awards under the Plan in substitution for stock and stock based awards held by employees, directors or other key persons of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances. Any substitute Awards granted under the Plan shall not count against the share limitation set forth in Section 3(a).

SECTION 4.	ELIGIBILITY

Grantees under the Plan will be such full or part-time officers and other employees, Non-Employee Directors and key persons (including consultants and qualified individuals who have received offers of employment to become officers of the Company) of the Company and its Subsidiaries as are selected from time to time by the Administrator in its sole discretion.

SECTION 5.	STOCK OPTIONS

(a) Grant of Stock Options.    Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

Stock Options granted pursuant to this Section 5(a) shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.

(b) Exercise Price.    The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5(a) shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant.

(c) Option Term.    The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than seven years after the date the Stock Option is granted.

(d) Exercisability; Rights of a Shareholder.    Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The

Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a shareholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(e) Method of Exercise.    Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased; provided, however, that no Stock Option may be partially exercised with respect to fewer than 50 shares. Payment of the purchase price may be made by one or more of the following methods to the extent provided in the Option Award agreement:

(i)	In cash, by certified or bank check or other instrument acceptable to the Administrator;

(ii)	Through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the optionee on the open market or that are beneficially owned by the optionee and are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date; or

(iii)	By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price.

Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award agreement or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of shares attested to.

(f) Annual Limit on Incentive Stock Options.    To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

SECTION 6.	STOCK APPRECIATION RIGHTS

(a) Nature of Stock Appreciation Rights.    A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right, which price shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant (or more than the option exercise price per share, if the Stock Appreciation Right was granted in tandem with a Stock Option) multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

(b) Grant and Exercise of Stock Appreciation Rights.    Stock Appreciation Rights may be granted by the Administrator in tandem with, or independently of, any Stock Option granted pursuant to Section 5 of the Plan.

In the case of a Stock Appreciation Right granted in tandem with a Non-Qualified Stock Option, such Stock Appreciation Right may be granted either at or after the time of the grant of such Option. In the case of a Stock Appreciation Right granted in tandem with an Incentive Stock Option, such Stock Appreciation Right may be granted only at the time of the grant of the Option.

A Stock Appreciation Right or applicable portion thereof granted in tandem with a Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Option.

(c) Terms and Conditions of Stock Appreciation Rights.    Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Administrator, subject to the following:

(i)	Stock Appreciation Rights granted in tandem with Options shall be exercisable at such time or times and to the extent that the related Stock Options shall be exercisable; provided, however, that no Stock Appreciation Right may be partially exercised with respect to fewer than 50 shares.

(ii)	Upon exercise of a Stock Appreciation Right granted in tandem with an Option, the applicable portion of any related Option shall be surrendered.

(iii)	The term of a Stock Appreciation Right may not exceed seven years.

SECTION 7.	RESTRICTED STOCK AWARDS

(a) Nature of Restricted Stock Awards.    A Restricted Stock Award is an Award entitling the recipient to acquire, at such purchase price (which may be zero) as determined by the Administrator, shares of Stock subject to such restrictions and conditions as the Administrator may determine at the time of grant (“Restricted Stock”). Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Restricted Stock Award is contingent on the grantee executing the Restricted Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

(b) Rights as a Shareholder.    Upon execution of a written instrument setting forth the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a shareholder with respect to the voting of the Restricted Stock, subject to such conditions contained in the written instrument evidencing the Restricted Stock Award. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Stock shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Stock are vested as provided in Section 7(d) below, and (ii) certificated Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

(c) Restrictions.    Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award agreement. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 15 below, in writing after the Award agreement is issued, if any, if a grantee’s employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Stock that has not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other service relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a shareholder. Following such deemed reacquisition of unvested Restricted Stock that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.

(d) Vesting of Restricted Stock.    The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock and the Company’s right of repurchase or risk of forfeiture shall lapse. Notwithstanding the foregoing, except in the case of retirement, death or disability, in the event that any such Restricted Stock granted to employees shall have a performance-based goal, the restriction period with respect to such shares shall not be less than one year, and in the event any such Restricted Stock shall have a time-based restriction, the total restriction period with respect to such shares shall not be less than three years; provided, however, that Restricted Stock with a time-based restriction may become vested incrementally over such three-year period. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed “vested.” Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 15 below, in writing after the Award agreement is issued, a grantee’s rights in any shares of Restricted Stock that have not vested shall automatically terminate upon the grantee’s termination of employment (or other service relationship) with the Company and its Subsidiaries and such shares shall be subject to the provisions of Section 7(c) above.

SECTION 8.	DEFERRED STOCK AWARDS

(a) Nature of Deferred Stock Awards.    A Deferred Stock Award is an Award of phantom stock units to a grantee, subject to restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Deferred Stock Award is contingent on the grantee executing the Deferred Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Notwithstanding the foregoing, except in the case of retirement, death or disability, in the event that any such Deferred Stock Award granted to employees shall have a performance-based goal, the restriction period with respect to such award shall not be less than one year, and in the event any such Deferred Stock Award shall have a time-based restriction, the total restriction period with respect to such award shall not be less than three years; provided, however, that any Deferred Stock Award with a time-based restriction may become vested incrementally over such three-year period. At the end of the deferral period, the Deferred Stock Award, to the extent vested, shall be paid to the grantee in the form of shares of Stock.

(b) Election to Receive Deferred Stock Awards in Lieu of Compensation.    The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of a Deferred Stock Award. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any deferred compensation shall be converted to a fixed number of phantom stock units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid but for the deferral.

(c) Rights as a Shareholder.    During the deferral period, a grantee shall have no rights as a shareholder; provided, however, that the grantee may be credited with dividend equivalent rights with respect to the phantom stock units underlying his Deferred Stock Award, subject to such terms and conditions as the Administrator may determine.

(d) Termination.    Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 15 below, in writing after the Award agreement is issued, a grantee’s right in all Deferred Stock Awards that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 9.	PERFORMANCE-BASED AWARDS TO COVERED EMPLOYEES

Notwithstanding anything to the contrary contained herein, if any Restricted Stock Award or Deferred Stock Award granted to a Covered Employee is intended to qualify as “Performance-based Compensation” under Section 162(m) of the Code and the regulations promulgated thereunder (a “Performance-based Award”), such Award shall comply with the provisions set forth below:

(a) Performance Criteria.    The performance criteria used in performance goals governing Performance-based Awards granted to Covered Employees may include any or all of the following criteria at the Company, Subsidiary, business unit or business segment level as appropriate: (i) the Company’s return on equity, assets, capital or investment: (ii) pre-tax or after-tax profit levels; (iii) bookings or revenue growth; (iv) bookings or revenues; (v) operating income as a percentage of sales; (vi) total shareholder return; (vii) changes in the market price of the Stock; (viii) sales or market share; (ix) earnings per share; (x) improvements in operating margins; (xi) operating cash flow or free cash flow; (xii) working capital improvements; and (xiii) design wins or entering into contracts with key customers.

(b) Grant of Performance-based Awards.    With respect to each Performance-based Award granted to a Covered Employee, the Committee shall select, within the first 90 days of a Performance Cycle (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the performance criteria for such grant, and the achievement targets with respect to each performance criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The performance criteria established by the Committee may be (but need not be) different for each Performance Cycle and different goals may be applicable to Performance-based Awards to different Covered Employees.

(c) Payment of Performance-based Awards.    Following the completion of a Performance Cycle, the Committee shall meet to review and certify in writing whether, and to what extent, the performance criteria for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the Performance-based Awards earned for the Performance Cycle. The Committee shall then determine the actual size of each Covered Employee’s Performance-based Award, and, in doing so, may reduce or eliminate the amount of the Performance-based Award for a Covered Employee if, in its sole judgment, such reduction or elimination is appropriate.

(d) Maximum Award Payable.    The maximum Performance-based Award payable to any one Covered Employee under the Plan for a Performance Cycle is 300,000 Shares (subject to adjustment as provided in Section 3(c) hereof).

SECTION 10.	TRANSFERABILITY OF AWARDS

(a) Transferability.    Except as provided in Section 10(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(b) Committee Action.    Notwithstanding Section 10(a), the Administrator, in its discretion, may provide either in the Award agreement regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Awards (other than any Incentive Stock Options) to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award.

(c) Family Member.    For purposes of Section 10(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.

(d) Designation of Beneficiary.    Each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

SECTION 11.	TAX WITHHOLDING

(a) Payment by Grantee.    Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.

(b) Payment in Stock.    Subject to approval by the Administrator, a grantee may elect to have the Company’s minimum required tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company shares of Stock owned by the grantee with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

SECTION 12.	CHANGE OF CONTROL

(a) Occurrence of Change of Control.    Upon the consummation of a Change of Control of the Company, as defined in Section 12(b), 50% of the unvested Awards of each grantee with a minimum of six months of service will automatically be fully vested. In the event the Change of Control of the Company is not approved by the Board of Directors, all of the outstanding Awards will automatically become fully vested upon the consummation of the Change of Control of the Company.

(b) Definition.    For purposes of the Plan, a “Change of Control of the Company” shall be deemed to have occurred upon the occurrence of any of the following events:

(i)	any “Person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Company’s Board of Directors (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company or an acquisition of securities involving a Corporate Transaction of the type described in the exclusion set forth in clause (iii) below); or

(ii)	persons who, as of the date hereof, constitute the Company’s Board of Directors (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the date hereof shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by either (A) a vote of at least a majority of the Incumbent Directors or (B) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(iii)	the consummation of a consolidation, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction in which the shareholders of the Company immediately prior to the Corporate Transaction, would, immediately after the Corporate Transaction, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the corporation issuing cash or securities in the Corporate Transaction (or of its ultimate parent corporation, if any).

Notwithstanding the foregoing, a “Change of Control of the Company” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company that, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all then outstanding Voting Securities, then a “Change of Control of the Company” shall be deemed to have occurred for purposes of the foregoing clause (i).

SECTION 13.	ADDITIONAL CONDITIONS APPLICABLE TO NONQUALIFIED DEFERRED COMPENSATION UNDER SECTION 409A.

In the event any Stock Option or Stock Appreciation Right under the Plan is granted with an exercise price of less than 100 percent of the Fair Market Value on the date of grant (regardless of whether or not such exercise price is intentionally or unintentionally priced at less than Fair Market Value), or such grant is materially modified and deemed a new grant at a time when the Fair Market Value exceeds the exercise price, or any other Award is otherwise determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (a “409A Award”), the following additional conditions shall apply and shall supersede any contrary provisions of this Plan or the terms of any agreement relating to such 409A Award.

(a) Exercise and Distribution.    Except as provided in Section 13(b) hereof, no 409A Award shall be exercisable or distributable earlier than upon one of the following:

(i)	Specified Time. A specified time or a fixed schedule set forth in the written instrument evidencing the 409A Award.

(ii)	Separation from Service. Separation from service (within the meaning of Section 409A) by the 409A Award grantee; provided, however, that if the 409A Award grantee is a “key employee” (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) and any of the Company’s Stock is publicly traded on an established securities market or otherwise, exercise or distribution under this Section 13(a)(ii) may not be made before the date that is six months after the date of separation from service.

(iii)	Death. The date of death of the 409A Award grantee.

(iv)	Disability. The date the 409A Award grantee becomes disabled (within the meaning of Section 13(c)(ii) hereof).

(v)	Unforeseeable Emergency. The occurrence of an unforeseeable emergency (within the meaning of Section 13(c)(iii) hereof), but only if the net value (after payment of the exercise price) of the number of shares of Stock that become issuable does not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the exercise, after taking into account the extent to which the emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the grantee’s other assets (to the extent such liquidation would not itself cause severe financial hardship).

(vi)	Change in Control Event. The occurrence of a Change in Control Event (within the meaning of Section 13(c)(i) hereof), including the Company’s discretionary exercise of the right to accelerate vesting of such grant upon a Change in Control Event or to terminate the Plan or any 409A Award granted hereunder within 12 months of the Change in Control Event.

(b) No Acceleration.    A 409A Award may not be accelerated or exercised prior to the time specified in Section 13(a) hereof, except in the case of one of the following events:

(i)	Domestic Relations Order. The 409A Award may permit the acceleration of the exercise or distribution time or schedule to an individual other than the grantee as may be necessary to comply with the terms of a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

(ii)	Conflicts of Interest. The 409A Award may permit the acceleration of the exercise or distribution time or schedule as may be necessary to comply with the terms of a certificate of divestiture (as defined in Section 1043(b)(2) of the Code).

(iii)	Change in Control Event. The Administrator may exercise the discretionary right to accelerate the vesting of such 409A Award upon a Change in Control Event or to terminate the Plan or any 409A Award granted thereunder within 12 months of the Change in Control Event and cancel the 409A Award for compensation.

(c) Definitions.    Solely for purposes of this Section 13 and not for other purposes of the Plan, the following terms shall be defined as set forth below:

(i)	“Change in Control Event” means the occurrence of a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company (as defined in regulations promulgated under Section 409A).

(ii)	“Disabled” means a grantee who (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or its Subsidiaries.

(iii)	“Unforeseeable Emergency” means a severe financial hardship to the grantee resulting from an illness or accident of the grantee, the grantee’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the grantee, loss of the grantee’s property due to casualty, or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the grantee.

SECTION 14.	TRANSFER, LEAVE OF ABSENCE, ETC.

For purposes of the Plan, the following events shall not be deemed a termination of employment:

(a) a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

(b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 15.	AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. Except as provided in Section 3(c) or 3(d), in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or effect repricing through cancellation and re-grants unless the Administrator proposes for shareholder vote, and shareholders approve, such reduction or such cancellation and re-grant. Any material Plan amendments (other than amendments that curtail the scope of the Plan), including any Plan amendments that (i) increase the number of shares reserved for issuance under the Plan, (ii) expand the type of Awards available under, materially expand the eligibility to participate in, or materially extend the term of, the Plan, or (iii) materially change the method of determining Fair Market Value, shall be subject to approval by the Company shareholders entitled to vote at a meeting of shareholders. In addition, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code or to ensure that compensation earned under Awards qualifies as performance-based compensation under Section 162(m) of the Code, Plan amendments shall be subject to approval by the Company shareholders entitled to vote at a meeting of shareholders. Nothing in this Section 15 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(c) or 3(d).

SECTION 16.	STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 17.	GENERAL PROVISIONS

(a) No Distribution; Compliance with Legal Requirements.    The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange or similar requirements have been satisfied. The Administrator may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it deems appropriate.

(b) Delivery of Stock Certificates.    Stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Stock Certificates or uncertified Stock for any Restricted Stock Award shall be delivered to the Secretary of the Company to be held in escrow until the Award becomes vested.

(c) Other Compensation Arrangements; No Employment Rights.    Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(d) Trading Policy Restrictions.    Option exercises and other Awards under the Plan shall be subject to such Company’s applicable insider trading policy and procedures, as in effect from time to time.

SECTION 18.	EFFECTIVE DATE OF PLAN

This Plan shall become effective upon approval by the holders of a majority of the votes cast at a meeting of shareholders at which a quorum is present. Subject to such approval by the shareholders and to the requirement that no Stock may be issued hereunder prior to such approval, Stock Options and other Awards may be granted hereunder on and after adoption of this Plan by the Board. No grants of Stock Options and other Awards may be made hereunder after November 17, 2018 and no grants of Incentive Stock Options may be made hereunder after the tenth (10th) anniversary of the date the restated Plan is approved by the Board.

SECTION 19.	GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, applied without regard to conflict of law principles.

DATE INITIALLY APPROVED BY BOARD OF DIRECTORS: September 14, 2005

DATE INITIALLY APPROVED BY SHAREHOLDERS: November 14, 2005

DATE RESTATEMENT APPROVED BY BOARD OF DIRECTORS: October 10, 2008

DATE RESTATEMENT APPROVED BY SHAREHOLDERS:

MERCURY COMPUTER SYSTEMS, INC.

Notice of Amendments to By-Laws by the Board of Directors

Pursuant to Section 10.20 of Chapter 156D of the Massachusetts General Laws

On December 17, 2007, the Board of Directors of Mercury Computer Systems, Inc. (the “Company”) approved amendments to Sections 8.3(a) and 8.5 of the Company’s By-Laws to allow for the issuance and transfer of uncertificated shares of the Company, which amendments were effective immediately. The purpose of these amendments was to ensure that the Company would be eligible to participate in a Direct Registration Program, as required by NASDAQ Rule 4350.

On January 21, 2008, the Board of Directors of the Company approved an amendment to Section 4.5 of the Company’s By-Laws, which amendment was effective immediately. The amendment allows for the delivery of unanimous consents in lieu of meetings of the Board of Directors (or Committees designated by the Board) by electronic transmission.

The full text of the amendments to the Company’s By-Laws are included as exhibits to the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 19, 2007, and January 24, 2008. The Company’s filings with the SEC are available at www.sec.gov. Shareholders may also obtain copies of the amendments without charge by contacting: Mercury Computer Systems, Inc., 201 Riverneck Road, Chelmsford, Massachusetts 01824, Attention: Corporation Secretary.

Chelmsford, Massachusetts

October 17, 2008

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Class II Directors:	For	Withhold				For	Withhold		For	Withhold	+
01 - Mark Aslett	☐	☐	02 - George W. Chamillard			☐	☐	03 - William K. O’Brien	☐	☐

			For	Against	Abstain
2. To approve the amendment and restatement of the Mercury Computer Systems, Inc. 2005 Stock Incentive Plan described in the Proxy Statement.			☐	☐	☐

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

B Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right	☐
if you plan to attend the
Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) on this proxy card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Dear Shareholder:

Please take note of the important information enclosed with this proxy card. There are a number of issues related to the management of your company that require your immediate attention and approval. These are discussed in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the appropriate boxes on this proxy card to indicate how your shares will be voted. Then sign the card, and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Special Meeting in Lieu of the 2008 Annual Meeting of Shareholders on November 17, 2008.

Thank you in advance for your prompt consideration of this matter.

Sincerely,

Mercury Computer Systems, Inc.

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Mercury Computer Systems, Inc.

201 RIVERNECK ROAD

CHELMSFORD, MASSACHUSETTS 01824

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mark Aslett, Robert E. Hult and Alex A. Van Adzin, and each of them singly, with full power of substitution, proxies to represent the undersigned at the Special Meeting in Lieu of the 2008 Annual Meeting of Shareholders of Mercury Computer Systems, Inc. to be held on November 17, 2008 at 10:00 a.m., local time, at the offices of Goodwin Procter LLP, 53 State Street, Boston, Massachusetts 02109, and at any adjournments or postponements thereof, to vote in the name and place of the undersigned, with all powers which the undersigned would possess if personally present, upon the proposals set forth on the reverse side of this proxy card.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Special Meeting in Lieu of the 2008 Annual Meeting of Shareholders and the Proxy Statement with respect thereto and hereby revoke(s) any proxy or proxies heretofore given.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED WILL BE VOTED FOR THE ELECTION OF THE THREE NOMINEES FOR CLASS II DIRECTOR LISTED ON THE REVERSE SIDE OF THIS PROXY CARD, FOR THE AMENDMENT AND RESTATEMENT OF THE 2005 STOCK INCENTIVE PLAN DESCRIBED IN THE PROXY STATEMENT, AND IN ACCORDANCE WITH THE PROXIES’ DISCRETION ON SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.

PLEASE VOTE, DATE AND SIGN THIS PROXY IN THE SPACE PROVIDED AND RETURN IT IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON.